UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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NEW YORK & COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

May [  ], 2017

Dear New York & Company, Inc. Stockholder:

You are cordially invited to attend the Company’s 2017 Annual Meeting of Stockholders, which will be held at 10:00 a.m., Eastern Daylight Time, on Tuesday, June 20, 2017 at the Company’s corporate headquarters, 330 West 34th Street, 9th Floor, New York, New York 10001.

New York & Company, Inc. helps its customers feel confident, put-together, attractive and stylish by providing affordable fashion. In this rapidly-changing retail environment, we understand what our customers want from a fashion and shopping perspective. We are providing customers unique and exclusive fashion through our sub-brand strategy and celebrity collaborations, while investing in eCommerce and omni-channel capabilities to enable our customers to shop whenever and from wherever they would like. Looking forward to fiscal year 2017 and beyond, we believe our strategic initiatives have positioned New York & Company, Inc. for sustained growth and enhanced stockholder value.

The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe the business to be conducted at the meeting.

It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Whether or not you plan to attend the meeting, we encourage you to vote on the matters for consideration.

You may vote your shares as soon as possible through any of the voting options available to you as described in the enclosed Proxy Statement.

We appreciate your continued interest and support in New York & Company, Inc.

Sincerely,

Gregory J. Scott Chief Executive Officer

NEW YORK & COMPANY, INC.

330 West 34th Street, 9th Floor

New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Eastern Daylight Time on Tuesday, June 20, 2017.

PLACE	New York & Company, Inc.’s corporate headquarters at:
330 West 34th Street
9th Floor
New York, New York, 10001

ITEMS OF BUSINESS	•	To elect nine members to the board of directors.
	•	To approve a stock appreciation right and option exchange program.
	•	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year.
	•	To hold an advisory vote on executive compensation.
	•	To hold an advisory vote on the frequency of future advisory votes on executive compensation.
	•	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a stockholder of record as of Monday, April 24, 2017.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the Internet at www.proxyvote.com, by telephone by calling 1-800-690-6903, or by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

Gregory J. Scott Chief Executive Officer

May [  ], 2017

i

PROXY STATEMENT

Why did I receive these proxy materials?

The Company is providing this Notice of Annual Meeting of Stockholders, Proxy Statement, voting instructions and Annual Report (the “proxy materials”) in connection with the solicitation by the board of directors of New York & Company, Inc. (“New York & Company,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at the Company’s 2017 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

You are invited to attend the Company’s Annual Meeting of Stockholders on Tuesday, June 20, 2017 (the “Meeting”), beginning at 10:00 a.m., Eastern Daylight Time. The Meeting will be held at 330 West 34th Street, 9th Floor, New York, New York 10001. Stockholders will be admitted to the Meeting beginning at 9:30 a.m., Eastern Daylight Time. Seating will be limited.

What should I bring with me to attend the Annual Meeting?

Stockholders must present a form of personal identification in order to be admitted to the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must also present proof of your ownership of New York & Company stock as of the record date for the Meeting, such as a bank or brokerage account statement, to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with New York & Company’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares. The proxy materials have been sent directly to you by New York & Company.

If your shares are held in a stock brokerage account or by a bank or other holder of record, those shares are held in “street name.” You are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on April 24, 2017, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock you owned as of the record date. At the close of business on April 24, 2017, there were 64,209,900 shares of the Company’s common stock outstanding.

How do I vote?

You may vote using any of the following methods:

By Internet

The Company encourages you to vote and submit your proxy over the Internet at www.proxyvote.com.

By Telephone

You may vote by telephone by calling 1-800-690-6903.

By Mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors.

If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to: Broadridge, 51 Mercedes Way, Edgewood, NY 11717, Attention: Vote Processing.

In person at the Annual Meeting

All stockholders may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•                  written notice to: Corporate Secretary, New York & Company, 330 West 34th Street, 9th Floor, New York, NY 10001;

•                  timely delivery of a valid, later-dated proxy;

•                  timely submission of a later-dated proxy via the Internet;

•                  timely submission of a later-dated proxy via the telephone; or

•                  voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the previous question.

What is “householding” and how does it affect me?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Company’s proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure will reduce the Company’s printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please make a written request to: Corporate Secretary, New York & Company, 330 West 34th Street, 9th Floor, New York, NY 10001. If multiple stockholders of record who have the same address received only one copy of these proxy materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What is a quorum for the Annual Meeting?

Under the Company’s Amended and Restated Bylaws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting, present in person or represented by proxy, constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements for each of the proposals?

A plurality of the votes cast is required for the election of directors, which means that director nominees with the most affirmative votes are elected to fill the available seats. For the proposal to elect directors, abstentions and “broker non-votes” will not affect the outcome of the proposal, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

The approval of the following proposals requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on them at the Meeting: (i) the approval of a stock appreciation right and option exchange program; (ii) the ratification of the appointment of BDO USA, LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2017; and (iii) the advisory vote on executive compensation. In the case of the proposal to determine the frequency of future stockholder advisory votes regarding compensation awarded to named executive officers, the frequency that receives the highest number of votes cast will be deemed to be the preferred frequency selected by stockholders.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Meeting are “non-routine,” except for the proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2017. The proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2017 is considered “routine” and therefore may be voted by your broker, bank or other holder of record in its discretion if you do not provide instructions. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Meeting, assuming that a quorum is obtained.

Abstentions are considered votes cast and thus will have the same effect as votes “AGAINST” each of the matters scheduled to be voted on at the Meeting, except the proposal to elect directors and the proposal to determine the frequency of future stockholder advisory votes regarding compensation awarded to named executive officers. Abstentions will have no effect on the outcome of these proposals.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement was first sent to stockholders, the Company did not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Meeting for consideration, the individuals named in the proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

The Company will pay for the cost of this proxy solicitation. The Company does not intend to solicit proxies other than by use of the mail or website posting, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Who will count the vote?

All votes will be tabulated by Broadridge, the inspector of elections appointed for the Meeting.

Other information.

The Company’s Annual Report on Form 10-K for the 52-week fiscal year ended January 28, 2017 (“fiscal year 2016”) accompanies this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material. The fiscal years referred to in this Proxy Statement as “fiscal year 2015” and “fiscal year 2014” refer to the 52-week fiscal years that ended on January 30, 2016 and January 31, 2015, respectively. The 53-week fiscal year ending February 3, 2018 is referred to herein as “fiscal year 2017.”

The contents of the Company’s corporate website (http://www.nyandcompany.com) are not incorporated by reference into this Proxy Statement.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

The Company’s board of directors currently has nine members standing for re-election to hold office until the next Annual Meeting. The Company believes that the board of directors as a whole possesses the appropriate diversity in gender, ethnicity and age, as well as experience, qualifications and skills to oversee and address the key issues facing the Company. The Company’s nominees for directors include four women and five men. The Company believes that each of the nine nominees for director possesses the key attributes that the Company seeks in a director, including strong, effective decision-making, communication and leadership skills. Set forth below is additional information regarding the specific experience, qualifications, attributes and skills of each director and nominee that led the Company’s nomination and governance committee and the board of directors to conclude that he or she should serve as a director.

The individuals named in the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of each of these nominees unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier resignation, retirement or death.

The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.

The board of directors unanimously recommends a vote FOR the election of these nominees as directors.

Nominees for Director

The following table sets forth the name, age and principal position of each of the Company’s nine nominees for director positions.

Name	Age	Position
Gregory J. Scott	54	Chief Executive Officer and Director
Bodil M. Arlander	53	Director
David H. Edwab	62	Director
James O. Egan	68	Director
Lori H. Greeley	57	Director
Christy Haubegger	48	Director
John D. Howard	64	Director
Grace Nichols	70	Director and Non-Executive Chair of the Board of Directors
Arthur E. Reiner	76	Director

Gregory J. Scott was named Chief Executive Officer in February 2011 and served as President from June 2010 through October 2014. Mr. Scott was appointed to the Company’s board of directors on August 18, 2010. Mr. Scott has more than 30 years of retail industry experience. Most recently, Mr. Scott served as the Chief Executive Officer of Bebe Stores from February 2004 to January 2009 and also served as a member of their board of directors from August 2004 to January 2009. Prior to Bebe, Mr. Scott served as President of Arden B., a division of Wet Seal, Inc., from May 2000 to January 2004.

Mr. Scott has also held senior-level merchandising positions at Ann Taylor Stores. Mr. Scott began his retail career in the executive training program at Macy’s West, a division of Federated Department Stores, Inc., where he held several merchandising positions. Mr. Scott holds a B.A. from UCLA. In considering Mr. Scott as a director of the Company, the board reviewed his extensive experience in the retail and apparel industries, both at the management and board levels.

Bodil M. Arlander has served as a director since 2002 and is a founding partner of Moxie Capital, LLC and has been a partner there since January 2009. Until May 2008, she was a Partner of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc., where she was a Senior Managing Director and which she joined in April 1997. Between 1991 and 1997, she worked in the Mergers and Acquisitions Group of Lazard & Co. LLC. Prior to entering the finance industry, Ms. Arlander worked throughout Europe in the fashion and beauty industries. Ms. Arlander currently serves as a member of the board of directors for the privately held company Crew Knitwear, LLC. She previously served as a member of the board of directors for the publicly traded company Aéropostale, Inc. and for several privately held companies. In considering Ms. Arlander as a director of the Company, the board reviewed her extensive experience in the analysis of the apparel and retail sectors as an investment banker and investor, her overall leadership skills and her experience serving on the board of directors of relevant companies.

David H. Edwab has served as a director since 2003. Mr. Edwab has served as an officer and director of Tailored Brands, Inc. (formerly Men’s Wearhouse), a publicly traded company, for more than 20 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, as President in 1997 and as Executive Vice Chairman. Mr. Edwab currently serves as non-executive Vice Chairman of the board of directors of Tailored Brands, Inc. Mr. Edwab has experience in investment banking and private equity. Mr. Edwab is an “inactive” Certified Public Accountant and previously was a partner with Deloitte and Touche. Mr. Edwab is currently a member of the audit committee and nomination and governance committee of the publicly traded company Vitamin Shoppe, Inc. In considering Mr. Edwab as a director of the Company, the board reviewed his extensive retail and financial background and his experience having served on the boards of directors of retailers.

James O. Egan has served as a director since 2012. Mr. Egan served as a Managing Director of Investcorp International, Inc., an alternative asset management firm specializing in private equity, hedge fund offerings and real estate and technology investments, from 1998 through 2008. Mr. Egan was the partner in charge, M&A Practice, U.S. Northeast Region for KPMG LLP from 1997 to 1998 and served as the Senior Vice President and Chief Financial Officer of Riverwood International, Inc. from 1996 to 1997. Mr. Egan began his career with PricewaterhouseCoopers (Coopers & Lybrand) in 1971 and served as partner from 1982 to 1996 and a member of the Board of Partners from 1995 to 1996. He currently serves as a director of PHH Corporation where he is non-executive Chairman of the board and member of the compensation, audit, and governance committees. Mr. Egan has more than 40 years of business experience across numerous industries (including retail) and public and private companies, including 25 years of public accounting experience and 10 years of private equity experience and service on the board of directors of other public and private companies. Mr. Egan brings to the board of directors a wide range of strategic, operational, financial and governance qualifications and skills to contribute as a director.

Lori H. Greeley has served as a director since 2015. She is currently Chief Executive Officer of Serena & Lily, a retailer of home interior products based in Sausalito, California. From June 2014 to June 2015, Ms. Greeley was Chief Executive Officer of Frederick’s of Hollywood. From January 2007 until April 2013, Ms. Greeley was Chief Executive Officer of Victoria’s Secret Stores, the leading specialty retailer of women’s intimate apparel, other apparel, fragrances and cosmetics. Over the course of her 20-year career at Victoria’s Secret Stores, Ms. Greeley held a number of executive level merchandising and management roles, including Executive Vice President and General Merchandising Manager for various categories and member of the Executive Committee from 1995 until January 2007. Ms. Greeley currently sits on the board of directors of Caleres, Inc., a publicly traded company. Ms. Greeley oversaw Frederick’s of Hollywood through its filing for bankruptcy under Chapter 11 of the United States Bankruptcy Code in April 2015. Ms. Greeley is active with Bucknell University, including serving as a member of the Advisory Board of the Bucknell Institute for Public Policy, and as a speaker for the University’s Institute for Leadership in Technology and Management program. Ms. Greeley has spent her entire career in the fashion and retailing businesses. In considering Ms. Greeley as a director of the Company, the board considered her extensive retail industry experience and her strong skills in merchandising, marketing, operations and leadership.

Christy Haubegger has served as a director since May 2016. Since 2005, she has been employed by Creative Artists Agency (“CAA”), leading multicultural business strategy for the company and providing insights on diverse markets to CAA’s motion picture, music, marketing and television clients. Ms. Haubegger joined CAA after a successful career in the publishing and motion picture industries, having founded and served as publisher, president and CEO at Latina magazine, and served as a producer on several motion pictures. She holds a law degree from Stanford University and a B.A. from the University of Texas at Austin. In considering Ms. Haubegger as a director of the Company, the board considered her media, marketing, and branding experience, in addition to her entertainment industry experience and professional relationships. Additionally, Ms. Haubegger has significant experience and knowledge in reaching multicultural consumer markets.

John D. Howard has served as a director since 2002. He is currently the Co-Managing Partner of Irving Place Capital, the firm formerly known as Bear Stearns Merchant Banking, LLC, and was Chief Executive Officer of Irving Place Capital from 2008 to 2015. He was a Senior Managing Director at Bear Stearns Merchant Banking, LLC, and the head of the merchant banking business of Bear, Stearns & Co. Inc. from its inception in 1997 to 2008. From 1990 to 1997, he was a co-CEO of Vestar Capital Partners, Inc., a private-equity investment firm specializing in management buyouts. Previously, he was a Senior Vice President of Wesray Capital Corporation, a private investment firm specializing in leveraged buyouts. Mr. Howard also currently serves as a director of rag & bone, Inc., Bendon, Inc. and several other private companies. In considering Mr. Howard as a director of the Company, the board considered his knowledge and experience in finance and capital structure and his extensive experience as an investor in the retail industry.

Grace Nichols was appointed to the role of non-executive chair of the Company’s board of directors in February 2011 and has served as a director since 2008. Ms. Nichols spent more than 20 years at Limited Brands, including 14 years as Chief Executive Officer of Victoria’s Secret Stores from 1992 until she retired in January 2007. Ms. Nichols also served on the board of directors of Intimate Brands, Inc. from 1995 to 1999. Prior to joining Limited Brands, Ms. Nichols held various senior merchandising positions in teen’s and women’s apparel at The Broadway Southern California divisions of Carter, Hawley, Hale, Inc. Ms. Nichols currently sits on the board of directors of Tailored Brands, Inc., a publicly traded company, and served as a director of Pacific Sunwear of California, Inc. from 2007 to 2012, while it was a publicly traded company. In considering Ms. Nichols as a director of the Company, the board reviewed her extensive experience as a senior executive in the retail industry and her ability to understand and analyze the operational and management challenges associated with large retailers.

Arthur E. Reiner has served as a director of the Company since 2003. Mr. Reiner served as Chairman of Finlay Enterprises, Inc. and Finlay Fine Jewelry Corporation from 1999 until he retired in 2009. From 1996 to 2009, Mr. Reiner was Chief Executive Officer of Finlay Enterprises. Mr. Reiner joined Finlay in 1995. Finlay Enterprises, Inc. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in August 2009. Mr. Reiner began his retailing career in 1962 at Bamberger’s, then a division of R. H. Macy’s, and held various positions with Macy’s, including Chairman and Chief Executive Officer of Macy’s Northeast and Macy’s East until 1995. Mr. Reiner also previously served as a member of the board of directors for R. H. Macy’s. A graduate of Rutgers University, Mr. Reiner served as Chairman of the Education Foundation of the Fashion Institute of Technology from 1985 to 1995 and was named Executive Vice President in 1995. In considering Mr. Reiner as a director of the Company, the board reviewed his particular experience in the retail, apparel and other related industries, both at the management and board levels.

Board and Committee Membership

Overview

The Company’s business, property and affairs are managed under the direction of the Company’s board of directors. The board of directors has established three primary committees consisting of an audit committee, a nomination and governance committee, and a compensation committee. In addition, from time to time, the board of directors may establish a committee whose responsibilities vary depending on the new committee’s objectives, as determined by the full board of directors. Members of such committees may be paid additional fees. The Company has a majority of independent directors on its board. Its audit committee, nomination and governance committee, and compensation committee are composed entirely of independent directors. Members of the Company’s board of directors are kept informed of its business through discussions with the Company’s Chief Executive Officer and other officers by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

Board Leadership Structure

The board of directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the board of directors considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. The Company’s current leadership structure is comprised of a non-executive chair of the board of directors, three primary board committees, and a Chief Executive Officer. Although the board of directors does not currently have a formal policy as to whether the roles of chair of the board of directors and Chief Executive Officer should be vested in the same individual or different individuals, the board of directors believes that the separation of the roles of chair of the board of directors and Chief Executive Officer is currently in the best interest of the Company’s stockholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

The Board’s Role in Risk Oversight

The board of directors has an active role in the oversight of management and the Company’s risks. This oversight is conducted primarily through the audit committee, but the full board of directors has retained responsibility for general strategic oversight of risk. The Company’s internal audit department performs an annual comprehensive company-wide risk assessment which encompasses a review of all departments and their significant areas of risk, including operational, compliance, and financial risks. This assessment process is designed to gather data regarding the important risks that could impact the Company’s ability to achieve its objectives and execute its strategies. The assessment is reviewed by the Company’s Chief Executive Officer, President and Chief Operating Officer, and the Chief Financial Officer, who then presents the assessment to the audit committee of the board of directors to facilitate discussion of high risk areas.

The compensation committee reviews the Company’s compensation policies and practices for all employees in the context of risk management. This assessment includes a review of the mix between short-term and long-term compensation, base salary versus incentive compensation, performance metrics, and the type of equity awards and level of equity holdings. Based upon this review, the compensation committee has determined that the Company’s compensation practices are not reasonably likely to have a material adverse effect on the Company.

The nomination and governance committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board composition, corporate governance policies and practices, ethics and related matters.

Board Meetings

The board of directors of New York & Company, Inc. is currently comprised of nine directors standing for re-election. During fiscal year 2016, the board of directors met five times. Each director attended at least 75 percent of the aggregate of (1) the number of meetings the board of directors held during the period in which he or she was a director and (2) the number of meetings of all committees of the board held during the period in which he or she served as a member of the respective committee. Three members of the board of directors attended the Company’s Annual Meeting on June 21, 2016. All board members are encouraged to attend the Annual Meeting.

Executive Sessions

The non-management members of the Company’s board of directors hold regularly scheduled executive sessions without management that are chaired by the presiding director. Grace Nichols is the non-executive chair of the board of directors and serves as the presiding director of the non-management directors of the Company.

Committee Composition and Board Independence

The following table shows the members of the Company’s board of directors, the composition of the committees, and those directors whom the board of directors has affirmatively determined to be independent under the New York Stock Exchange corporate governance standards:

Director	Audit Committee	Compensation Committee	Nomination & Governance Committee	Independent Director
Gregory J. Scott
Bodil M. Arlander	✓			✓
David H. Edwab	✓		✓(C)	✓
James O. Egan	✓(C)			✓
Lori H. Greeley		✓		✓
Christy Haubegger			✓	✓
John D. Howard
Grace Nichols(*)		✓	✓	✓
Arthur E. Reiner		✓(C)	✓	✓

Legend:

(C)                               Chair of committee

(*)                                 Non-executive chair of the board of directors and presiding director of the non-management directors

The Audit Committee

Under the terms of its charter, the audit committee represents and assists the board of directors with the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function, and the preparation of an audit committee report as required by the SEC to be included in the Company’s annual proxy statement. The committee has sole authority to retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the committee believes to be necessary or appropriate, including the sole authority to approve such consultants’ fees and other retention terms. The audit committee meets to review the Company’s quarterly and annual financial statements, and holds periodic meetings separately with management, the internal auditor, and the independent registered public accounting firm. In fiscal year 2016, the committee met eight times.

The board of directors has determined that Mr. Edwab and Mr. Egan are “audit committee financial experts” for purposes of the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The board of directors has determined that Ms. Arlander, Mr. Edwab and Mr. Egan are independent members of the board of directors and the audit committee in accordance with the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3.

The Compensation Committee

Under the terms of its charter, the compensation committee is directly responsible for assisting the board of directors in its oversight of compensation for the Company’s senior management, compensation for the board of directors, evaluation and succession planning for the Chief Executive Officer and related matters. The committee has sole authority to retain and terminate any executive compensation consultants engaged to provide advice to the committee related to its responsibilities, including the sole authority to approve such consultants’ fees and other retention terms. The committee also has the authority to retain other professional advisors, when necessary or appropriate. In fiscal year 2016, the compensation committee met eight times.

The Nomination and Governance Committee

Under the terms of its charter, the nomination and governance committee is responsible for assisting the board of directors in its oversight of board composition, corporate governance policies and practices, ethics and related matters. It also assists the board of directors in fulfilling its responsibilities relating to the Company’s compliance procedure for the code of business conduct. In fiscal year 2016, the nomination and governance committee held three meetings.

The nomination and governance committee periodically reviews the appropriate size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. In evaluating and determining whether to recommend a candidate to the board of directors, the committee reviews the appropriate skills and characteristics required of board members in the context of the background of existing members and in light of the perceived needs for the future development and operation of the Company’s business, including issues of board diversity and experience in different substantive areas, such as e-commerce, retail operations, marketing and social-media, technology, distribution, real estate and finance. Furthermore, although there is no formal policy concerning diversity considerations, the nomination and governance committee does consider diversity with respect to gender, ethnicity and age, as well as diversity of viewpoint, skills and experience in determining the appropriate composition of the board of directors and identifying director nominees. Candidates may come to the attention of the committee from a variety of sources, including current board members, stockholders, management, and search firms. The committee has the sole authority to retain and terminate any search firm used to identify candidates for the board of directors, including the sole authority to approve such firm’s fees and other retention terms. The committee also has the authority to retain other professional advisors, when necessary or appropriate. All candidates are reviewed in the same manner regardless of the source of the recommendation. See “STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING” for procedures describing how a stockholder can submit a proposal to the board of directors.

2016 Director Compensation

During fiscal year 2016, the compensation committee engaged Korn Ferry Hay Group to evaluate the Company’s director compensation, including the compensation of the non-executive chair of the board of directors, compared to a peer group of companies. The board of directors approved the following compensation package for the board of directors and the non-executive chair of the board of directors: The compensation package included an annual retainer for each director of $75,000 ($210,000 for the non-executive chair of the board of directors) and for each meeting of the board of directors, beyond eight meetings annually, directors were eligible to be paid a fee of $1,500 for attending in person and $500 for attending telephonically. The annual retainer for service as the chair of a committee of the board of directors was as follows: $20,000 for the audit committee; $10,000 for the compensation committee; and $9,000 for the nomination and governance committee. The annual retainer for service as a member of a committee of the board of directors was as follows: $10,000 for the audit committee; $7,500 for the compensation committee; and $5,000 for the nomination and governance committee. For each committee meeting of the board of directors, beyond eight meetings annually, directors were eligible to be paid a fee of $1,500 for attending in person and $500 for attending telephonically.

In addition, members of the board of directors received an annual share-based award with a fair market value of $30,000 ($75,000 for the non-executive chair of the board of directors) on the date of grant, which was June 21, 2016 for this past fiscal year. The annual share-based award to directors is typically restricted stock that vests one-year from the grant date. New board members are issued a share-based award, typically restricted stock, upon the effective date of their appointment to the board of directors, and that award vests ratably over a three-year period. Compensation paid to a newly appointed board member is prorated based on the number of quarterly board meetings that remain until the Company’s next annual meeting of stockholders.

The Company’s independent directors are subject to security ownership guidelines that require them to own any form of vested and/or unvested equity of the Company having a fair market value of at least $80,000 at all times subsequent to the fourth anniversary of the director’s appointment to the Company’s board of directors. Mr. Howard and Mr. Scott did not receive compensation for their services as non-independent members of the Company’s board of directors. Board members are reimbursed for reasonable travel expenses for in-person attendance at board of directors and committee meetings.

The following table summarizes the principal components of fiscal year 2016 compensation for the Company’s board of directors. The compensation set forth below fully reflects compensation for services performed as a member of the Company’s board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bodil M. Arlander	85,000	30,000	—	—	—	—	115,000
David H. Edwab	94,000	30,000	—	—	—	—	124,000
James O. Egan	95,000	30,000	—	—	—	—	125,000
Lori H. Greeley	90,000	30,000	—	—	—	—	120,000
Christy Haubegger	95,000	30,000	—	—	—	—	125,000
Grace Nichols	230,000	75,000	—	—	—	—	305,000
Michelle Pearlman(2)	82,500	30,000	—	—	—	—	112,500
Arthur E. Reiner	90,000	30,000	—	—	—	—	120,000

(1)                                 Represents the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“ASC 718”), excluding any estimate for forfeitures. The fair value of restricted stock is based on the closing stock price of an unrestricted share of the Company’s common stock on the grant date.

(2)                                 Ms. Pearlman resigned as a member of the board of directors in connection with her appointment as the Company’s EVP, eCommerce and Chief Marketing Officer effective November 7, 2016.

The following table provides information relating to outstanding equity awards held by the non-management directors at the end of the fiscal year on January 28, 2017.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares of Stock That Have Not Vested (#)
Bodil M. Arlander	—	—	19,867
David H. Edwab	—	—	19,867
James O. Egan	—	—	19,867
Lori H. Greeley	—	—	23,969
Christy Haubegger	—	—	25,021
Grace Nichols	10,000	—	49,668
Arthur E. Reiner	—	—	19,867

CORPORATE GOVERNANCE

Board Committee Charters

The charters for the Company’s audit committee, compensation committee, and nomination and governance committee are available free of charge on the Company’s website at http://www.nyandcompany.com.

Corporate Governance Guidelines

The Board’s responsibility is to oversee, on behalf of stockholders, the conduct of the Company’s business, to provide advice and counsel to the Chief Executive Officer and senior management, to protect the Company’s best interests and to foster the creation of long-term value for stockholders. As of April 24, 2017, the Company’s board of directors and executive officers owned 54.3% of the Company’s outstanding common stock and therefore are fully aligned with the financial interests of all stockholders of the Company.

The board of directors of the Company adopted corporate governance guidelines to assist in the exercise of its responsibilities. The Company’s corporate governance guidelines are available free of charge on the Company’s website at http://www.nyandcompany.com.

Code of Business Conduct

The Company has a code of business conduct that applies to all Company associates, including its principal executive officer, principal financial officer and principal accounting officer, as well as members of the board of directors. In addition, the Company has a code of conduct for principal executive officers and key financial associates, which is supplemental to the code of business conduct. The code of business conduct and the code of conduct for principal executive officers and key financial associates are available free of charge on the Company’s website at http://www.nyandcompany.com. Any updates or amendments to these guidelines, and any waiver that applies to a director or executive officer, will also be posted on the website.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may contact the board of directors, the presiding director, or the non-management directors as a group (c/o the Chair of the Nomination and Governance Committee) at the following address:

Board of Directors or

Chair of the Nomination and Governance Committee

New York & Company

330 West 34th Street

9th Floor

New York, NY 10001

Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company’s board of directors using the above address or through the Company’s Ethics Hotline. Information about how to contact the board of directors and the Ethics Hotline is also available on the Company’s website at http://www.nyandcompany.com.

ITEM 2—Approval of a Stock Appreciation Right and Option Exchange Program

Background

The Company has historically granted stock appreciation rights (“SARs”), and to a lesser extent stock options, as a critical component of its employees’ compensation. Upon the exercise of a SAR, a participant will receive a number of shares of the Company’s common stock equal in value to the excess of the fair market value of a share of common stock over the exercise price per share, multiplied by the number of shares in respect of which the SAR is exercised. The objectives of the Company’s equity compensation plan is to motivate and reward personnel whose long-term employment is considered essential to the Company’s continued progress and to encourage them to continue their employment with the Company. SARs and stock options were granted to encourage recipients to act in the stockholders’ interests and share in the Company’s success.

Like many other companies in the retail and clothing industries, the Company has experienced a general and pronounced decline in its common stock price due to various factors. Most notably is a change in consumer shopping habits, specifically the transition from shopping in brick-and-mortar stores to shopping online, and the growth in eCommerce competitors, which have resulted in a continued decrease in traffic at malls in which the Company operates its stores, and a decrease in the Company’s net sales. Over the past five years, the Company has invested significant resources into its information technology infrastructure, including its eCommerce and mobile platform, to support a best-in-class omni-channel retail strategy to accommodate its customers’ changing shopping habits and provide them with a seamless shopping experience. As a result, the Company’s eCommerce sales have grown from 7% of total net sales in fiscal year 2011 to approximately 25% of total net sales in fiscal year 2016. At the same time, the Company has been focused on optimizing its real estate portfolio by reducing unproductive selling square feet and maximizing the revenue potential of remaining selling square feet. To this end, the Company has closed more than 140 of its stores since fiscal year 2011, converted 50 New York & Company stores to Outlet stores, and converted 70 New York & Company stores to a side-by-side or shop-in-shop format with a New York & Company store and Eva Mendes boutique. The Company currently operates 463 stores, including 123 Outlets. The Company believes the aforementioned store conversions will continue to increase traffic, net sales and profitability. However, these actions have not translated into an improvement in the common stock price. As a result, 7,239,268, or 99.7%, of all outstanding SARs and stock options are underwater. These outstanding options and SARs had an aggregate estimated fair market value on the date of grant of $12.7 million, which the Company is recognizing as expense over the respective vesting periods of the awards. Employees perceive that these SARs and stock options have little or no value. In addition, although these equity awards are not likely to be exercised as long as the stock price is lower than the applicable exercise price, they will remain on the Company’s books for up to the full term of the equity awards and the Company will continue to record the expense associated with these equity awards, while delivering little or no retentive or incentive value, unless they are surrendered or cancelled.

Overview

The Company’s board of directors has determined that it would be in the best interest of its shareholders to further reduce Company expenses and reduce potential dilution to existing shareholders by eliminating the annual equity awards that would ordinarily be granted to employees in connection with the Company’s annual performance review process during fiscal year 2017. The fair market value of the equity grants issued on an annual basis in connection with the Company’s performance review process for its employees has averaged approximately $2.9 million over the past two years and as a result, the decision of the board of directors to eliminate the annual equity grants in 2017 is expected to save the Company approximately $2.9 million in expense in future periods. In connection with the decision to eliminate the 2017 grants and in an effort to retain and incentivize employees, the Company’s board of directors determined, subject to shareholder approval, to offer its eligible employees (“Eligible Employees”) the opportunity to exchange (the “Exchange Program”) certain SARs and stock options with exercise prices equal to or greater than $2.60 per share (the “Eligible Awards”) for a fewer number of replacement SARs with an equal fair value and an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant of such replacement SARs (the “Replacement SARs”). The date of grant is expected to be the closing of the Exchange Program, which is anticipated to occur on or about June 29, 2017. Non-executive members of the Company’s board of directors will be excluded from participating in the Exchange Program.

As of April 24, 2017, there were a total of 7,159,268 shares underlying SARs and stock options outstanding under the Company’s Amended and Restated 2006 Long-Term Incentive Plan (the “2006 Plan”) and 105,000 shares underlying stock options outstanding under the Company’s Amended and Restated 2002 Stock Option Plan (the “2002 Plan”). The 2002 Plan is no longer available for the issuance of new equity awards. As of April 24, 2017, there were 5,184,279 SARs and 240,850 stock options outstanding that would be eligible for exchange under the proposed Exchange Program, with original grant dates ranging from March 19, 2008 to May 17, 2016. If all Eligible Awards at April 24, 2017 were to be exchanged and new grants of SARs made in accordance with the exchange ratio set out below, the number of shares underlying SARs outstanding would be reduced by 2,639,271 shares, of which approximately 2,569,271 shares would be returned to the 2006 Plan and available for future issuances and 70,000 shares would be cancelled under the 2002 Plan and no longer available for future issuances. As of April 24, 2017, 88 employees were eligible to participate in the Exchange Program. The Company believes the Exchange Program is an important component of its compensation program, as it will enable the Company to accomplish the following:

•                  Elimination of 2017 annual grants and related expense.  The Company’s board of directors has determined that it is in the best interest of shareholders to eliminate the 2017 annual grant process thereby eliminating an estimated $2.9 million of future expense and reducing potential dilution to existing shareholders. As a result, the Chief Executive Officer and other named executive officers will not receive long-term equity incentive compensation in fiscal year 2017. Although the Chief Executive Officer did not receive any equity awards in fiscal year 2016 due to Company performance, his targeted long-term equity incentive compensation represented 36% of his total targeted compensation. In fiscal year 2016, targeted long-term equity incentive compensation represented 22% of the other named executive officers’ total targeted compensation. As a result of this action these targets have effectively been reduced to 0% in 2017

•                  Increase the retention value of SARs and stock options and incentivize employees.  While the Company’s board of directors is focused on reducing expenses by eliminating the 2017 annual grants, it believes that it is in the best interest of the Company and its shareholders to provide an alternative means of retaining and incentivizing employees. The exercise price of the Eligible Awards included in this proposal ranges from $2.60 to $6.89, as compared to a $1.50 closing price of the Company’s common stock on May 5, 2017. As a result, the Eligible Awards do not currently provide meaningful retention or incentive value to employees. The Company believes the Exchange Program will enable it to enhance long-term stockholder value by providing greater assurance that the Company will be able to retain experienced and productive employees, by improving the morale of employees generally, and by aligning the interests of employees more fully with the interests of stockholders while at the same time resulting in no additional compensation expense.

•                  Recapture the value from compensation cost currently being recorded for underwater SARs and stock options. In accordance with applicable accounting rules, the Company has to recognize compensation expense attributable to the underwater awards. The Company originally calculated the fair market value and expense of Eligible Awards using the Black-Scholes option pricing model, which resulted in $10.7 million of expense, which the Company has been recognizing over the respective vesting periods of the Eligible Awards. The Company believes it is not effectively leveraging its expenses by recognizing compensation expense on the Eligible Awards that are not perceived by employees as providing value. By replacing Eligible Awards that have little or no retention or incentive value with fewer SARs that will provide both retention and incentive value while creating no additional compensation expense, the Company will begin to leverage the expense associated with these awards.

•                  Reduce the potential dilution of outstanding SARs and stock options.  The completion of the Exchange Program and elimination of the 2017 annual equity grants will enable the Company to reduce the potential dilutive effect of outstanding SARs and options on existing shareholders. As of April 24, 2017, the Company had 7.3 million SARs and options outstanding representing potential dilution to existing shareholders of approximately 11%, as compared to an estimated 4.6 million SARs and options outstanding after the completion of the Exchange Program, which have a potential dilutive effect on existing shareholders of approximately 7%.

The Exchange Program has been designed to balance the interests of employees and shareholders by offering employees an opportunity to exchange, at equal fair value, Eligible Awards for SARs with an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant of the Replacement SARs. The Company has addressed what it considers to be the key concerns of shareholders related to the Exchange Program. These include the following:

•                  Non-executive members of the Company’s board of directors will not be eligible to participate in the Exchange Program.

•                  Replacement SARs granted in exchange for vested Eligible Awards will have a new minimum time vesting requirement of one year from the date of the replacement grant, such that all Replacement SARs issued in the Exchange Program will be unvested on the replacement grant date thereby increasing the retention value of previously vested awards. Replacement SARs granted in exchange for unvested Eligible Awards will continue to vest to the same extent and proportion as the tendered Eligible Awards. If an employee is involuntarily terminated without cause, or upon a change in control, the employee’s Replacement SARs that were granted in exchange for vested Eligible Awards will vest under the original vesting schedule and the remaining unvested Replacement SARs will be forfeited on the termination effective date.

•                  Exchange ratios will be set so that each Replacement SAR will have a fair value that is equal to the fair value of the Eligible Award exchanged, such that no incremental expense is recorded by the Company in connection with the exchange of Eligible Awards.

•                  Only Eligible Awards that have an exercise price equal to or greater than $2.60, which is greater than the Company’s 52-week high closing price of its common stock on the NYSE as of May 18, 2017 and have a grant date of May 17, 2016, or earlier will be eligible for exchange.

Alternatives Considered

When considering how best to continue to incentivize and reward employees who have underwater SARs and options, the Company considered the following alternatives:

•                  Granting additional equity awards.  The Company considered grants of additional SARs at current market prices or another form of equity award such as restricted stock. However, these additional grants would cause dilution to stockholders and a substantial increase in share-based compensation expense.

•                  Increasing cash compensation.  As an alternative to equity awards, the Company considered substantially increasing base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase compensation expenses and reduce cash flow from operations.

•                  Exchanging equity awards for cash.  The Company also considered exchanging underwater SARs and options for cash payments. However, this type of an exchange would increase compensation expenses and reduce cash flow from operations. In addition, the Company does not believe that such a program would have long-term retention value.

Under the listing rules of the NYSE, stockholder approval is required in order for the Exchange Program to be implemented. If stockholders approve this proposal, the board of directors intends to close the exchange offer promptly following the Annual Meeting. If stockholder approval of this proposal is not obtained, the Company will not be able to implement the Exchange Program.

Description of Exchange Program

Offer to Exchange Eligible Awards.  Under the proposed Exchange Program, Eligible Employees will be given the opportunity to exchange, at equal fair value, Eligible Awards for SARs representing the right to exercise fewer shares at a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant of the Replacement SARs. The Replacement SARs will be granted on the date of cancellation of the Eligible Awards.

The compensation committee will determine whether and when to initiate, if at all, or terminate the Exchange Program. Under the Exchange Program, any Replacement SARs will be granted under the 2006 Plan and have substantially the same terms as the Eligible Awards.

Participation in the Exchange Program will be voluntary. Because there is no assurance that any profit realized on a Replacement SAR granted under the Exchange Program will be greater than the profit that the employee would have realized had he or she retained his or her Eligible Awards and not exchanged them in the Exchange Program, there is no way for the Company to predict how many employees will participate or how many Eligible Awards will be tendered.

Eligible Employees.  If implemented, the Exchange Program will only be open to employees who hold Eligible Awards, where feasible and practical under local regulations as determined by the Company, except that the Exchange Program will not be available to the non-executive members of the board of directors. The program will not be available to any former employees. An employee who tenders his or her options for exchange must be an eligible employee on the date of the new grant in order to receive the Replacement SARs. If an optionee is no longer an employee with the Company for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the Exchange Program commences, that optionee cannot participate in the program. If an optionee is no longer an employee with the Company for any reason on the date that the new grants are made, even if he or she had elected to participate and had tendered his or her

Eligible Awards for exchange, such employee’s tender will automatically be deemed withdrawn and he or she will not participate in the Exchange Program. Such employee will retain his or her outstanding Eligible Awards in accordance with their current terms and conditions, and he or she may exercise them during a limited period of time following the termination of employment in accordance with their terms to the extent that they are vested. A vote by an employee shareholder of the Company in favor of this proposal at the Annual Meeting does not constitute an election to participate in the Exchange Program.

Eligible Awards.  The SARs and options eligible for exchange under the Exchange Program will be both the outstanding SARs and non-qualified stock options granted to employees by the Company between March 19, 2008 and May 17, 2016 with an exercise price equal to or greater than $2.60. Of the Eligible Awards held by Eligible Employees as of April 24, 2017, the maximum number of shares of common stock underlying Eligible Awards that could be surrendered for exchange is 5,425,129.

Exchange Ratio.  Each Eligible Award tendered for exchange will be exchanged for a Replacement SAR representing the number of shares of the Company’s common stock such that the Replacement SAR will have a fair value equal to the fair value of the tendered Eligible Award (in accordance with a generally accepted option valuation method), based on the fair market value of the Company’s common stock as of the date the offer to exchange expires. Exchange ratios will vary based on the exercise price and remaining term of the tendered Eligible Award, as well as the fair market value of the Company’s common stock used for purposes of the valuation.

Exercise Price of New SARs.  Each Replacement SAR granted pursuant to the Exchange Program will have an exercise price equal to the fair market value of the Company’s common stock on the NYSE as of the new grant date. The new date of grant is expected to be the closing of the Exchange Program, which is expected to occur on or about June 29, 2017.

Vesting of New SARs.  Replacement SARs granted in exchange for vested Eligible Awards will have a new minimum time vesting requirement of one year from the date of the replacement grant, such that all Replacement SARs issued in the Exchange Program will be unvested on the replacement grant date. Replacement SARs granted in exchange for unvested Eligible Awards will continue to vest to the same extent and proportion as the tendered Eligible Awards. If an employee is involuntarily terminated without cause, or upon a change in control, the employee’s Replacement SARs that were granted in exchange for vested Eligible Awards will vest under the original vesting schedule and the remaining unvested Replacement SARs will be forfeited on the termination effective date.

Term of New SARs.  Under the Exchange Program, each Replacement SAR will retain the same expiration date as the surrendered Eligible Award except that no Replacement SAR will expire prior to the one-year anniversary of the new vesting requirement, subject to earlier expiration of the Replacement SAR upon termination of the employment of the optionee.

Other Terms and Conditions of New SARs.  The other terms and conditions of the Replacement SARs will be set forth in a SARs agreement to be entered into as of the Replacement SAR grant date. The other terms and conditions of each Replacement SAR will be substantially similar to those of the surrendered Eligible Award it replaces. Each Replacement SAR will be granted under the 2006 Plan. The shares of common stock for which the Replacement SARs may be exercised will be registered on a registration statement filed with the SEC.

Accounting Treatment.  The Company has adopted the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC 718”), regarding accounting for share-based payments. Since the exchange ratios will be calculated to result in the fair value of Eligible Awards surrendered being equal to the fair value of the Replacement SARs replacing them, in accordance with ASC 718, the Company will not recognize any incremental compensation expense for financial reporting purposes as a result of the Exchange Program. As would be the case with Eligible Awards, in the event that any of the Replacement SARs are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited Replacement SARs will not be recognized.

Implementation of the Exchange Program.  If stockholders approve the Exchange Program and the compensation committee decides to commence the Exchange Program, Eligible Employees will be offered the opportunity to participate in the Exchange Program under a tender offer statement to be filed with the SEC and distributed to all Eligible Employees. Employees will be given a period of at least 20 business days in which to accept an offer to exchange Eligible Awards. For those employees who accept the offer, their Eligible Awards will be cancelled immediately upon expiration of the offer period and Replacement SARs will be granted and award documents distributed promptly thereafter.

Even if stockholders approve the Exchange Program, the compensation committee will retain the authority, in its sole discretion, to terminate or postpone the program, at any time prior to the closing of the Exchange Program or to exclude certain Eligible Awards or Eligible Employees from participating in the Exchange Program due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical. Stockholder approval of the Exchange Program applies only to this exchange program. If the Company was to implement a stock exchange program in the future, the Company would once again need to seek stockholder approval.

U.S. Federal Income Tax Consequences.  The Company expects that the issuance of each Replacement SAR pursuant to the Exchange Program will be treated as a non-taxable event for U.S. federal income tax purposes. No income should be recognized for U.S. federal income tax purposes by the Company or the Eligible Employees upon the cancellation of the Eligible Awards or the grant of the Replacement SARs.

Potential Modifications to Terms to Comply with Governmental Requirements.  The terms of the Exchange Program will be described in an offer to exchange that the Company will file with the SEC. Although the Company does not anticipate that the SEC will require it to modify the terms significantly, it is possible the Company will need to alter the terms of the Exchange Program to comply with comments from the SEC. It is possible that the Company may also need to make modifications to the terms of the Exchange Program to comply with local requirements, or for tax or accounting reasons.

Effect on Stockholders

The Exchange Program was designed in connection with the board of directors’ decision to eliminate the Company’s 2017 annual equity awards and the estimated related expense of $2.9 million, which would have been recognized over future periods, and to reduce potential dilution to existing shareholders. The purpose of the Exchange Program is to provide renewed incentives and motivate the eligible employees to continue to enhance stockholder value and reduce the number of shares currently subject to outstanding equity awards, thereby avoiding the potential dilution in ownership that would result from the issuance of new grants of equity awards to incentivize employees. The Company cannot predict how many Eligible Awards will be exchanged and what the Company’s stock price will be on the new grant date, but assuming all 5,425,129 Eligible Awards were exchanged at a stock price of $1.50 (the closing stock price on May 5, 2017, as reported on the NYSE), the Company would grant approximately 2,785,858 Replacement SARs. This would result in 2,569,271 shares being returned to the 2006 Plan and available for future issuances and 70,000 shares being cancelled under the 2002 Plan and no longer being available for future issuances.

Required Vote

The affirmative vote of the majority of the votes cast by holders of the Company’s common stock present in person or represented by proxy at the Annual Meeting will be required to approve the Exchange Program.

The board of directors unanimously recommends a vote FOR the approval of the Exchange Program.

ITEM 3—Ratification of Independent Registered Public Accounting Firm

The Company is asking its stockholders to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s by-laws or otherwise, the board of directors is submitting the selection of BDO USA, LLP to the Company’s stockholders for ratification because the Company values its stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that the Company’s stockholders fail to ratify the selection, it will be considered as a direction to the board of directors and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the board of directors, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of BDO USA, LLP are expected to be present at the Meeting and available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

Change in Independent Registered Public Accounting Firm

As disclosed in the Company’s Current Report on Form 8-K, originally filed on May 5, 2016 and amended on June 3, 2016, the Company dismissed Ernst & Young LLP as its independent registered public accounting firm (after approval of the Company’s board of directors, as recommended by the Company’s audit committee), effective May 27, 2016.

Ernst & Young LLP’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended January 30, 2016 and January 31, 2015 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years ended January 30, 2016 and January 31, 2015 and the subsequent interim period through May 27, 2016, (i) there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K, between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period, and (ii) there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company provided Ernst & Young LLP with a copy of the above disclosures and requested that Ernst & Young LLP furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein. A copy of Ernst & Young LLP’s letter dated June 3, 2016 was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K/A, filed on June 3, 2016.

As disclosed in the Company’s Current Report on Form 8-K, originally filed on May 5, 2016 and amended on June 3, 2016, the Company engaged BDO USA, LLP as the Company’s new independent registered public accounting firm for the fiscal year ending January 28, 2017 (after approval of the Company’s board of directors, as recommended by the Company’s audit committee). This engagement was effective on May 27, 2016 immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the three months ended April 30, 2016.

During the Company’s two most recent fiscal years ended January 30, 2016 and January 31, 2015 and the subsequent interim period preceding the engagement of BDO USA, LLP, neither the Company nor anyone on its behalf has consulted with BDO USA, LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that BDO USA, LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The board of directors unanimously recommends a vote FOR the ratification of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2017.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by BDO USA, LLP and Ernst & Young LLP for the audit of the Company’s annual financial statements for fiscal year 2016 and fiscal year 2015, respectively, and fees billed for other services rendered by BDO USA, LLP and Ernst & Young LLP during the fiscal year in which each firm was serving as the Company’s independent registered public accounting firm.

	Fiscal Year 2016 (3)	Fiscal Year 2015 (3)
Audit fees(1)	$587,225	$826,236
Audit-related fees	—	—
Tax fees(2)	—	232,500
All other fees	—	—
Total	$587,225	$1,058,736

(1)                                 Audit work performed in connection with the annual financial statements and the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents and review of documents filed with the SEC.

(2)                                 Professional services related to tax compliance and reporting, including preparation of federal, state and local income tax returns, and supporting other tax-related regulatory requirements.

(3)                                 Total fees in fiscal year 2016 were billed by BDO USA, LLP and the total fees in fiscal year 2015 were billed by Ernst & Young LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval: (i) audit, (ii) audit-related, (iii) tax and (iv) other services.

The fees are budgeted, and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Audit Committee Report

In accordance with its written charter adopted by the board of directors, the audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. The Company’s independent registered public accounting firm, BDO USA, LLP, is responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, reviewing the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal year 2016, the audit committee met and held discussions with management and the independent registered public accounting firm and independently as a committee. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements as of and for the year ended January 28, 2017 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the audit committee reviewed and discussed with management and the Company’s independent registered public accounting firm both management’s annual report on internal control over financial reporting and the report of the independent registered public accounting firm thereto. The audit committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or PCAOB.

In addition, the audit committee has also received from the independent registered public accounting firm the written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence. The audit committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence. The audit committee has concluded that the independent registered public accounting firm, BDO USA, LLP, is independent from the Company and its management.

The audit committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its integrated audit of the Company’s financial statements and internal control over financial reporting. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 28, 2017, for filing with the Securities and Exchange Commission.

James O. Egan (Chair)

Bodil M. Arlander

David H. Edwab

ITEM 4—To Hold an Advisory Vote on Executive Compensation

At the Company’s 2011 Annual Meeting of Stockholders the Company’s stockholders voted to have the Company hold an advisory vote on executive compensation every three years, and at the Company’s 2014 Annual Meeting of Stockholders, more than 97% of the votes cast on the advisory “Say-on-Pay” proposal were in favor of the Company’s executive compensation.

The Company believes its executive pay policies align the interests of its executives with its other stockholders, as indicated by the executive officers’ fiscal year 2016 realized pay. As a result of the Company not achieving operating income targets in fiscal year 2016, the Chief Executive Officer did not earn any portion of his targeted long-term equity incentive compensation, and all named executive officers, including the Chief Executive Officer, did not earn any portion of their targeted short-term cash incentive compensation.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s executive compensation program is designed to motivate, reward, attract, and retain the management deemed essential to the success of the Company and to support its objective to maximize shareholder value and grow the Company, both in the short-term and the long-term. The Company seeks to reward executives through performance-based compensation based on the achievement of specific goals. Please read the “Compensation Discussion and Analysis” section of this Proxy Statement for additional details about the Company’s executive compensation programs, including information about the compensation of the Company’s named executive officers for fiscal year 2016.

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires public companies to provide stockholders with periodic advisory votes on executive compensation (“Say-on-Pay Proposal”).

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is seeking an advisory vote from its stockholders to approve the Company’s named executive officer compensation, as set forth below. The Company and the board of directors welcome stockholders’ views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As an advisory vote, however, the outcome is not binding on the Company or the board of directors.

The Company is seeking a vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion is hereby APPROVED.

The board of directors unanimously recommends a vote FOR the resolution above to approve executive compensation.

ITEM 5—To Hold an Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires public companies to hold an advisory vote on the frequency of Say-on-Pay Proposals (“Frequency Proposal”).

The Company is presenting this Frequency Proposal, which gives stockholders the opportunity to inform the Company as to how often they wish the Company to include a Say-on-Pay Proposal, similar to Item 4, in the Company’s proxy statement. While the vote on the Frequency Proposal is advisory in nature and therefore will not bind the Company to adopt any particular frequency, the Company’s board of directors intends to carefully consider the stockholder vote resulting from the proposal in determining how frequently the Company will hold Say-on-Pay Proposals.

Please note that stockholders have the choice to vote for one of the following choices, as indicated on the proxy card: (i) to hold the advisory vote on executive compensation every year, (ii) every other year, (iii) every third year, or (iv) to abstain from voting.

In connection with the Frequency Proposal, the board of directors has considered the value of stockholder input, the Company’s long-term goals, the executive compensation structure based on long-term performance of the Company, and the time necessary to evaluate and implement effective changes in compensation structure. The board of directors believes an advisory vote every three years will provide an effective way to obtain information on stockholder sentiment about the Company’s executive compensation program by allowing adequate time for the Company to respond to stockholders’ feedback and engage with stockholders to understand and respond to the vote results.

The board of directors unanimously recommends a vote for the option of “3 Years.”

EXECUTIVE OFFICERS

The following table sets forth the name, age and principal position of each of the Company’s executive officers:

Name	Age	Position
Gregory J. Scott	54	Chief Executive Officer and Director
John M Worthington	53	President and Chief Operating Officer
Sheamus Toal	48	Executive Vice President, Chief Financial Officer
Faeth Bradley	46	Executive Vice President, Human Resources
Michelle Pearlman	47	Executive Vice President, eCommerce and Chief Marketing Officer
Adam Ratner	51	Vice President, General Counsel

See the table under “Nominees for Director” for the past business experience of Gregory J. Scott.

John M Worthington was named President and Chief Operating Officer in November 2014. Mr. Worthington has more than 25 years of retail industry experience. Mr. Worthington has responsibility for the Company’s Store Operations, Real Estate, Finance, Information Systems & Technology, Sourcing, Logistics, Product Development, Corporate Planning & Allocation, Loss Prevention, Procurement and Legal. Most recently, Mr. Worthington served as the Chief Administrative Officer of Kohl’s Department Stores from November 2010 to June 2013 where he oversaw Store Operations, Real Estate, Information Systems & Technology, Merchandise Presentation, Store Administration, Logistics, Loss Prevention, Store Planning and Design and Purchasing. Mr. Worthington also served at Kohl’s as Senior Executive Vice President from September 2007 to November 2010, Executive Vice President, Director of Stores from 2005 to 2007, Senior Vice President from 2004 to 2005 and Regional Vice President from 2002 to 2004. Prior to joining Kohl’s in 1993, Mr. Worthington held various leadership positions in stores and buying at May Department Stores. Mr. Worthington currently serves on the Board of Trustees for The Joyce Theater in New York City. Previously, he served on the Retail Advisory Board - Institute of Marketing, Marriott School of Management at Brigham Young University and as a member of the Board of Directors for The Penfield Children’s Center in Milwaukee, Wisconsin.

Sheamus Toal was named Executive Vice President, Chief Financial Officer in October 2008. Mr. Toal previously served as Executive Vice President, Chief Accounting Officer of the Company since April 2008 and had served as the Company’s Senior Vice President, Chief Accounting Officer since 2007. Mr. Toal has also served as the Company’s Vice President, Controller and Treasurer and has been designated as its Principal Accounting Officer since 2004. Prior to his employment with the Company, Mr. Toal was Vice President and Controller of Footstar, Inc. (a specialty retailer) from 2002 to 2004 and was its Controller from 2001 to 2002. Prior to that, Mr. Toal served in a variety of senior financial management positions with Standard Motor Products, Inc. from 1997 to 2001. Mr. Toal began his career with KPMG LLP where he served in various roles, including a management-level position within KPMG’s Manufacturing, Retail and Distribution Group. Mr. Toal holds a B.S. in Accounting from St. John’s University. Mr. Toal is a Certified Public Accountant in the state of New York.

Faeth Bradley was named Executive Vice President, Human Resources in December 2011. From 2004 to 2011, Ms. Bradley was with Coach, a specialty retailer of modern classic American accessories, where she served as Division Vice President, Human Resources, from 2007 to 2011. Ms. Bradley’s prior professional experience includes various human resources leadership roles for Sallie Mae, XO Communications and Alcatel. Ms. Bradley started her career at Freddie Mac. Ms. Bradley has more than 20 years of experience in human resources and holds a M.S. from Virginia Tech University and a bachelor’s degree from George Mason University.

Michelle Pearlman was named Executive Vice President, eCommerce and Chief Marketing Officer on November 7, 2016. Ms. Pearlman has more than 25 years of retail, consumer, marketing, and e-commerce focused experience. Previously, Ms. Pearlman served as a member of the Company’s board of directors and as a senior advisor to Irving Place Capital from 2011 to November 7, 2016. From 2008 to 2010, Ms. Pearlman was Senior Vice President, President of the Jewelry Business Unit, for Sears Holdings Corporation, leading the P&L for fine jewelry, watches, and costume jewelry for more than 2,000 Kmart and Sears stores as well as online sales. Prior to this, she spent four years at Ann Taylor, Inc., where she was an Executive Vice President, leading the E-commerce Business Unit and direct marketing for Ann Taylor and Loft divisions from 2004 to 2008. She joined Ann Taylor after serving as an Associate Principal with McKinsey & Co. from 1999 to 2004, focusing on retail and consumer products. She started her career at Procter & Gamble and held various positions in sales and marketing over her seven-year tenure. Ms. Pearlman has an M.B.A from the University of Chicago and received her B.A. from Stanford University. She was named to Crain’s Chicago Business “40 under 40” in 2009.

Adam Ratner was named Vice President and General Counsel in July 2014. From 2004 through June 2014, Mr. Ratner was Vice President and Associate General Counsel of Jackson Hewitt Tax Service, Inc. Prior to that, from 1998 through 2004, Mr. Ratner served in a variety of senior in-house legal positions for Berlitz International, Inc. and Ladbroke/USA. Mr. Ratner began his legal career as a law clerk to the Honorable John M. Canella of the United States District Court for the Southern District of New York and has also worked at the law firms of White & Case and Littler Mendelson. Mr. Ratner has more than 15 years of experience overseeing the legal affairs of public companies in the areas of corporate and securities, compliance, contracts and commercial transactions, intellectual property, employment, real estate and litigation. Mr. Ratner holds a B.S. from Cornell University and a law degree from Hofstra University.

SECURITIES OWNERSHIP OF OFFICERS, DIRECTORS AND OWNERS OF 5%

OR MORE OF THE COMPANY’S COMMON STOCK

The following table sets forth information known to the Company with respect to the beneficial ownership of its common stock as of April 24, 2017. The table reflects the beneficial ownership by (i) each stockholder known by the Company to own beneficially more than 5% of its common stock, (ii) each executive officer listed in the Summary Compensation Table, (iii) each of its directors, and (iv) all of its directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Such rules provide that in calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and certain other equity instruments held by that person that are currently exercisable or that will become exercisable within 60 days after April 24, 2017, are deemed to be outstanding.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class(1)
Gregory J. Scott	1,627,560	(2)	2.5%
John M Worthington	768,700	(3)	1.2%
Sheamus Toal	619,423	(4)	1.0%
Faeth Bradley	385,473	(5)	*
Michelle Pearlman	233,427	(6)	*
Adam Ratner	5,387	(7)	*
Bodil M. Arlander	134,363	(8)	*
David H. Edwab	133,716	(9)	*
James O. Egan	117,075	(10)	*
Lori H. Greeley	49,611	(11)	*
Christy Haubegger	25,021	(12)	*
John D. Howard	31,618,972	(13)	49.2%
Grace Nichols	313,026	(14)	*
Arthur E. Reiner	208,792	(15)	*
IPC/NYCG LLC	31,618,972	(13)	49.2%
All directors and executive officers as a group (14 persons)	36,240,546		54.3%

Paradigm Management, Inc.	5,706,200	(16)	8.9%
North Run Advisors, LLC	3,567,880	(17)	5.6%
Kanen Wealth Management LLC	3,281,953	(18)	5.1%

*                                         Less than 1.0%.

(1)                                 For purposes of this table, information as to the percentage of shares beneficially owned is calculated based on 64,209,900 shares of common stock outstanding on April 24, 2017. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to its knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each beneficial owner is 330 W. 34th Street, 9th Floor, New York, New York, 10001.

Each stock appreciation right (“SAR”) included in the table represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(2)                                 Gregory J. Scott—Includes 127,560 shares of common stock, 100,000 shares of restricted stock, and 1,400,000 SARs.

(3)                                 John M Worthington—Includes 31,200 shares of common stock, 325,000 shares of restricted stock, and 412,500 SARs.

(4)                                 Sheamus Toal—Includes 143,052 shares of common stock, 63,226 shares of restricted stock, 20,132 vested deferred stock units, 75,000 shares of common stock issuable upon exercise of options, and 318,013 SARs. Common stock includes 10,000 shares, indirectly beneficially owned by the reporting person as custodian for his daughter.

(5)                                 Faeth Bradley—Includes 80,477 shares of common stock, 41,613 shares of restricted stock, 4,967 vested deferred stock units, and 258,416 SARs.

(6)                                 Michelle Pearlman—Includes 83,427 shares of common stock and 150,000 shares of restricted stock.

(7)                                 Adam Ratner—Includes 5,387 SARs.

(8)                                 Bodil M. Arlander—Includes 114,496 shares of common stock and 19,867 shares of restricted stock.

(9)                                 David H. Edwab—Includes 113,849 shares of common stock and 19,867 shares of restricted stock.

(10)                          James O. Egan—Includes 73,586 shares of common stock, 23,622 shares of vested deferred stock units, and 19,867 deferred stock units which will vest on June 21, 2017.

(11)                          Lori H. Greeley—Includes 25,642 shares of common stock and 23,969 shares of restricted stock.

(12)                          Christy Haubegger—Includes 25,021 shares of restricted stock.

(13)                          John D. Howard—John D. Howard is employed by Irving Place Capital (“IPC”). Mr. Howard, by virtue of his status as Co-Managing Partner of Irving Place Capital, may be deemed to share beneficial ownership of shares owned of record by IPC and IPC/NYCG LLC. Mr. Howard and IPC share investment and voting power with respect to shares owned by IPC and IPC/NYCG LLC, but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. IPC/NYCG LLC is an affiliate of, and is controlled by, IPC. IPC/NYCG LLC acquired its shares of common stock for resale in the original acquisition transaction with Limited Brands on November 27, 2002. The business address for Mr. Howard and each of the entities identified in this footnote is 745 Fifth Avenue—7th Floor, New York, New York 10151.

(14)                          Grace Nichols—Includes 253,358 shares of common stock, 49,668 shares of restricted stock, and 10,000 shares of common stock issuable upon exercise of options.

(15)                          Arthur E. Reiner—Includes 188,925 shares of common stock and 19,867 shares of restricted stock. Common stock includes 179,425 shares, 4,750 shares, and 4,750 shares, indirectly beneficially owned by the Arthur Reiner Revocable Trust, the Deborah Reiner 2003 Trust, and the Melissa Greener 2003 Trust, respectively. Mr. Reiner disclaims beneficial ownership of the shares owned by these Trusts, except to the extent of his pecuniary interest therein.

(16)                          This information is based on a Schedule 13G filed on February 14, 2017. Paradigm Management, Inc. has sole voting power and sole dispositive power over 5,706,200 shares. The address of Paradigm Management, Inc. is Nine Elk Street, Albany, NY 12207.

(17)                          This information is based on a Schedule 13G filed on February 10, 2017. North Run Advisors, LLC has shared voting power and shared dispositive power over 3,567,880 shares. The address of North Run Advisors, LLC is One International Place, Suite 2401, Boston, MA 02110.

(18)                          This information is based on a Schedule 13D filed on April 26, 2017. Kanen Wealth Management LLC has shared voting power over 3,231,953 shares and sole dispositive power over 3,281,953 shares. The address of Kanen Wealth Management is 5850 Coral Ridge Drive, Suite 309, Coral Springs, FL 33076.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of the New York & Company outstanding common stock, to file with the SEC an initial report of ownership and report changes in ownership of common stock.

Based on the Company’s records and other information, including written representations, the Company believes that during the fiscal year ended January 28, 2017, the Company’s directors and executive officers satisfied all filing requirements under Section 16(a) in a timely manner, except for one late filing for Ms. Pearlman.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the disclosures contained in the “Compensation Discussion and Analysis” section of this Proxy Statement. Based upon this review and its discussions, the compensation committee has recommended to the Company’s board of directors that the “Compensation Discussion and Analysis” section be included in the Company’s 2017 Proxy Statement.

Arthur E. Reiner (Chair)

Lori H. Greeley

Grace Nichols

EXECUTIVE COMPENSATION

The purpose of the “EXECUTIVE COMPENSATION” section of this Proxy Statement is to present clear and concise disclosure of all plan and non-plan compensation awarded to, earned by, or paid to the “named executive officers,” defined as: (i) the Company’s Chief Executive Officer; (ii) the Company’s Chief Financial Officer; (iii) the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer who were serving as executive officers as of January 28, 2017, the end of fiscal year 2016; and (iv) up to two additional individuals who would have been one of the three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer, but were not serving as an executive officer as of January 28, 2017.

The Company’s named executive officers as of January 28, 2017 are as follows:

Name	Principal Position
Gregory J. Scott	Chief Executive Officer
John M Worthington	President and Chief Operating Officer
Sheamus Toal	EVP, Chief Financial Officer
Faeth Bradley	EVP, Human Resources
Michelle Pearlman	EVP, eCommerce and Chief Marketing Officer

Compensation Discussion and Analysis

Executive Summary of Fiscal Year 2016 Operating Performance

The Company’s overall strategy is to drive growth in each channel of its business, including New York & Company stores, New York & Company Outlet stores (“Outlets”), and its eCommerce store. During fiscal year 2016, the Company remained focused on the following strategic initiatives: (i) evolve as a broader lifestyle brand through the growth of the Company’s sub-brand strategy, including 7th Avenue Design Studio, Soho Jeans and Soho Street, and the Eva Mendes Collection; (ii) create a deeper emotional connection with its customer, acquire new private label credit card customers and grow its active customer database to drive traffic in all channels of the business; (iii) improve sales productivity and margins across each channel of the business; (iv) continue to evolve as an omni-channel retailer; and (v) implement its Go-To-Market process improvements to increase speed to market, delivering merchandise from concept to in-store faster.

The Company’s operating results for fiscal year 2016 are summarized below:

•                  Net sales for fiscal year 2016 were $929.1 million, as compared to $950.1 million for fiscal year 2015. Comparable store sales decreased 0.7%, as compared to an increase of 3.1% in fiscal year 2015. Contributing to the decrease in net sales was the Company’s smaller store base throughout fiscal year 2016, ending the year with 466 stores, as compared to 490 stores at the end of fiscal year 2015. Partially offsetting this decrease was $11.0 million of royalties and the amortization of signing bonuses recognized as a result of a new private label credit card agreement, as well as continued growth in the Company’s eCommerce and Outlet channels, resulting from successful omni-channel initiatives and its sub-brand strategy, including the continued growth of the Eva Mendes Collection.

•                  On July 14, 2016, the Company entered into a new private label credit card agreement with Comenity Bank, a bank subsidiary of Alliance Data Systems (the “ADS Agreement”). In connection with the ADS Agreement, the Company received $40 million of signing bonuses, and over the 10-year term of the ADS Agreement the Company will receive an increased level of royalty payments based on a percentage of private label credit card sales.

•                  Gross profit for fiscal year 2016 was $264.0 million, or 28.4% of net sales, as compared to $264.9 million, or 27.9% of net sales, in fiscal year 2015.

•                  GAAP operating loss in fiscal year 2016 was $15.4 million, as compared to a GAAP operating loss of $8.1 million, during fiscal year 2015. Non-GAAP adjusted operating loss in fiscal year 2016 was $9.7 million, which excludes $5.7 million of non-operating charges. This compares to a non-GAAP adjusted operating loss in fiscal year 2015 of $289,000, which excludes $7.8 million of non-operating charges. Please refer to the Company’s Annual Report on Form 10-K as filed with the SEC on April 12, 2017, for the Reconciliation of GAAP to Non-GAAP Financial Information.

•                  Including $5.7 million and $7.8 million of non-operating charges in fiscal year 2016 and fiscal year 2015, respectively, GAAP net loss was $17.3 million, or $0.27 per diluted share, during fiscal year 2016, as compared to a GAAP net loss of $10.1 million, or $0.16 per diluted share, during fiscal year 2015.

Executive Summary of Fiscal Year 2016 Compensation

During fiscal year 2016, under the direction of the compensation committee (the “Committee”), the following key decisions related to executive compensation were made:

•                  Peer Group Review.  With the assistance of the Committee’s independent consultant, Korn Ferry Hay Group (“Hay Group”), the Committee reviewed the peer group used for compensation benchmarking to ensure it is comprised of an appropriate comparator group of fashion retailers.

•                  Base Salary.  Considering the Company’s operating results, executive performance, the base salaries for executive officers at the Company’s peer group, and retention, among other factors, Mr. Scott and Mr. Worthington did not receive a base salary increase, while Mr. Toal and Ms. Bradley each received a modest base salary increase. Ms. Pearlman was appointed to the position of EVP, eCommerce and Chief Marketing Officer effective November 7, 2016, and therefore was not included in the annual performance review process in fiscal year 2016.

•                  Incentive Compensation.  Due to the Company’s operating loss during fiscal year 2016, the Company’s executive officers did not earn any portion of their total target bonuses under the Company’s Incentive Compensation Plan (the “IC Plan”), as described below in the “Compensation Components” section.

•                  Share-based Awards.  During fiscal year 2016, Mr. Scott, the Company’s Chief Executive Officer, was issued a performance-based award in connection with his annual performance review, which was not earned due to the operating income targets for fiscal year 2016 not being met. In addition, during fiscal year 2016, the Committee approved equity grants to executive officers, excluding Mr. Scott, consisting of stock appreciation rights (“SARs”) and restricted stock that vest over time. The SARs, which are similar to stock options, will only provide value to executives if the stock price appreciates over the expected term of the award. SAR awards to executives generally vest over a three to four year period, while restricted stock awards generally cliff vest on the third anniversary of the grant date.

•                  Other Cash Incentive Compensation.  In connection with the execution of the ADS Agreement described above, Mr. Worthington received a $50,000 bonus and Mr. Toal received a $25,000 bonus.

•                  Benefits & Perquisites.  Executive officers participate in the Company’s benefit plans on the same basis as most other Company associates, but also receive enhanced disability and life insurance benefits and reimbursement for eligible medical expenses not covered by the Company’s benefit plan. The Company generally does not provide additional perquisites for its executive officers.

Executive Compensation Outlook for Fiscal Year 2017

In the beginning of fiscal year 2017, the Committee approved the following key decisions with respect to executive compensation:

•                  Elimination of 2017 Equity Grants and Related Expenses.  The Company’s board of directors has determined that it is in the best interest of shareholders to eliminate the 2017 annual grant process thereby eliminating an estimated $2.9 million of future expense. As a result, the Chief Executive Officer and other named executive officers will not receive long-term equity incentive compensation in fiscal year 2017. Although the Chief Executive Officer did not receive any equity awards in fiscal year 2016 due to Company performance, his targeted long-term equity incentive compensation represented 36% of his total targeted compensation. In fiscal year 2016, long-term equity incentive compensation represented 22% of the other named executive officers’ total targeted compensation. As a result of the elimination of the 2017 annual equity grants these targets have effectively been reduced to 0% in 2017.

•                  SARs and Option Exchange Program.  The Company’s board of directors determined, subject to shareholder approval, that it would be in the best interest of the Company and its shareholders to offer executives the opportunity to exchange certain SARs and stock options for a fewer number of replacement SARs with an equal fair market value. The Exchange Program was designed in connection with the board of directors’ decision to eliminate the Company’s 2017 annual equity awards and is expected to result in a reduction in potential dilution to existing shareholders. As of April 24, 2017, the Company had 7.3 million SARs and options outstanding representing potential dilution to existing shareholders of approximately 11%, as compared to an estimated 4.6 million SARs outstanding after the completion of the Exchange Program, which have a potential dilutive effect on existing shareholders of approximately 7%.

Compensation Philosophy

The executive compensation program of the Company has been designed to motivate, reward, attract, and retain the management deemed essential to the success of the Company. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, the Company seeks to:

•                  Align pay and performance—Provide the majority of executives’ compensation opportunity through short- and long-term incentive compensation;

•                  Drive strong business results—Support the Company’s business goals of fostering profitable growth and increasing stockholder value;

•                  Focus on long-term stockholder return—Align the interests of executives and stockholders through the use of equity compensation;

•                  Support teamwork—Promote alignment and collaboration across corporate functions by rewarding team performance and ensuring that the Company’s executives share in the success they create; and

•                  Attract strong talent—Attract, retain and motivate high-performing executives.

The Company’s Executive Compensation Practices Include:

•                 Paying for performance—The Company provides the majority of executives’ compensation opportunity through short- and long-term incentive compensation. Incentives are designed to align executive compensation with the achievement of the Company’s business strategy and long-term growth initiatives.

•                  Balancing short-term and long-term incentives—The Company believes its incentive programs provide an appropriate balance between short- and long-term incentives, as well as cash and equity.

•                  Receiving strong shareholder support—At the Company’s 2014 Annual Meeting of Stockholders, more than 97% of the votes cast on the advisory “Say-on-Pay” proposal were in favor of the Company’s executive compensation. At the Company’s 2011 Annual Meeting of Stockholders, the Company’s stockholders voted to have the Company hold an advisory vote on executive compensation every three years. The Company considers the 2014 votes to indicate strong approval of its compensation philosophy. As such, the Company has maintained the same philosophy and continued to apply the principles described above in designing and implementing the Company’s compensation programs. Included in this Proxy Statement is a proposal to hold an advisory vote on executive compensation and a proposal to hold an advisory vote on the frequency of future advisory votes on executive compensation.

•                  Security ownership guidelines—The Company’s Chief Executive Officer is subject to security ownership guidelines that require him to own a minimum of 250,000 shares of the Company’s stock, including vested and unvested shares and/or units. As a result of the cancellation of Mr. Scott’s 300,000 shares of performance-based restricted stock on January 28, 2017, due to the Company not achieving the target operating income level, combined with Mr. Scott not receiving a restricted stock award since fiscal year 2014, Mr. Scott’s beneficial ownership of common stock and unvested restricted stock fell below the ownership guideline of 250,000 shares set by the Committee. At April 24, 2017, Mr. Scott beneficially owned 227,560 shares of the Company’s stock, consisting of common stock and unvested restricted stock, plus 1,400,000 vested SARs.

•                  Engaging an independent compensation consulting firm—The Committee engaged Hay Group as its independent consultant. Hay Group does not provide any other consulting services to the Company.

•                  Reviewing peer group comparison—The Committee annually reviews the Company’s peer group for appropriateness.

•                  Assessing pay competitiveness—The Committee annually reviews the Company’s peer pay information provided by Hay Group to benchmark compensation levels, as well as short- and long-term incentive plan designs.

The Company’s Executive Compensation Practices Do Not Include:

•                 Entering into employment contracts with multi-year guarantees for base salary increases, bonuses or equity compensation

•                  Allowing equity grants below 100% fair market value

•                  Permitting executives or directors to engage in hedging transactions of the Company’s stock

•                  Repricing options without shareholder approval

•                  Grossing up taxes on perquisites or benefits, other than on relocation related payments that are business-related

•                  Providing excessive perquisites or benefits to executives

•                  Providing enhanced retirement benefits

Establishing Compensation

The board of directors has delegated authority to the Committee with respect to the Company’s overall compensation policy for senior management, granting authority to establish the annual salary and incentive compensation targets, including cash bonuses and share-based awards, for the Chief Executive Officer, President and Chief Operating Officer and the Chief Financial Officer, and to approve the compensation structure for the other executive officers of the Company based upon the Committee’s review of the Chief Executive Officer’s recommendations.

Twice each year, the Chief Executive Officer evaluates the performance of the other executive officers, once against their established goals and objectives and once to assess talent, future potential and succession planning. Annually, the Chief Executive Officer uses the results of these evaluations, in partnership with the Executive Vice President of Human Resources, to determine compensation packages for the other executive officers to be recommended for approval by the Committee. The Committee meets in executive session annually, typically in August, to evaluate the recommended compensation for the executive officers, and to establish their base salaries, cash incentive compensation, and share-based incentive compensation to be effective in the third fiscal quarter of the current year. The Chief Executive Officer and/or Executive Vice President of Human Resources may request a meeting with the Committee at an interim date to review the compensation package of an executive officer in the event of organizational or responsibility changes, retention risks or new hires that occur during the year.

In determining compensation components and levels, the Committee considers the scope of the executive’s responsibility; the Company’s overall performance; the executive’s overall performance and future potential; the cash, equity and total compensation paid by competitors to employees in comparable positions; and the executive’s past earnings and earning potential resulting from previously acquired common stock and share-based incentives.

Compensation Benchmarking and Consultants

The Committee believes that information regarding pay practices at other companies is useful in two respects. First, the Committee recognizes that its compensation practices must be competitive in the marketplace in order to attract, motivate and retain executives. Second, this marketplace information, among the other aforementioned factors, is considered by the Committee to assess the reasonableness of compensation.

The Committee engaged Hay Group for executive compensation consulting services to assist in the review of the Company’s compensation practices and programs for fiscal year 2016. Hay Group provided the Committee with survey benchmarks and peer group benchmarks, where available, for annual cash compensation and share-based compensation paid to executive officers. In addition, Hay Group provided an analysis of board of director compensation and an overview of executive officer compensation trends in the retail industry and among a peer group of companies. The survey benchmarks were selected from Hay Group’s proprietary Retail Survey.

The Company supplements the survey benchmarks with peer group benchmarks, where available. The peer companies selected generally meet one or more of the following criteria: apparel retailers that compete for the Company’s talent, have similarly sized stores, are multi-state operators, are similar in size with revenues ranging from approximately 0.5 to 2.5 times the Company’s revenues, and/or have the same or similar customer bases. While the Company strives to maintain consistency in the peer group to enhance credibility of the comparisons, the composition of the group is reviewed annually to ensure that changes in the competitive landscape and the peers’ businesses are considered. As a result of the fiscal year 2016 review, Aéropostale, Inc. and Pacific Sunwear, Inc. were removed from the Company’s selected peer group.

The peer group companies used in this year’s review were:

•	Bebe Stores, Inc.	•	Citi Trends, Inc.
•	The Buckle, Inc.	•	Destination Maternity Corporation
•	The Cato Corporation	•	Express, Inc.
•	Chico’s FAS, Inc.	•	Finish Line, Inc.
•	The Children’s Place Retail Stores, Inc.	•	Vera Bradley, Inc.
•	Christopher & Banks Corporation	•	Zumiez, Inc.

The Company uses this information and the information regarding compensation practices at other companies to assist in determining an overall compensation level, including mix of compensation types, that it deems competitive and appropriate. The Company generally targets cash compensation for executive officers, including base salary and cash incentive compensation, to be between the 50th to 75th percentiles of total cash compensation of their peers. This percentile varies among executive officers and may be above or below the target depending on the factors discussed above regarding the determination of compensation components and compensation levels for executive officers, as well as to ensure the retention of key executives in the highly competitive retail market.

Compensation Components

The Company’s executive officer compensation includes both short-term and long-term components. Short-term compensation consists of an executive officer’s annual base salary and annual cash incentive compensation. Long-term compensation may include grants of SARs, stock options, performance and time-vesting restricted stock or other share-based incentives and cash incentive compensation established by the Company, as determined by the board of directors.

Allocation of Compensation Components.  There is no pre-established policy for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews information provided by its compensation consultants and other sources to determine the appropriate level and mix of compensation. Income from incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. For fiscal year 2016, variable compensation based on performance (comprising a long-term equity incentive component and a short-term cash incentive component) represented 70% of the Chief Executive Officer’s total target compensation and 53% of the average total target compensation for the other named executive officers.

The target allocation of compensation components for the Chief Executive Officer and for the average of the other named executive officers for fiscal year 2016 was as follows:

As a result of the Company not achieving operating income targets in fiscal year 2016, the Chief Executive Officer did not earn any portion of his targeted long-term equity incentive compensation, and all named executive officers, including the Chief Executive Officer, did not earn any portion of their targeted short-term cash incentive compensation.

Reported Compensation Versus Realized Compensation

The Company notes that there is a difference between reported compensation in the Summary Compensation Table in this Proxy Statement and realized compensation, as the Company emphasizes that named executive officers receive a significant portion of their compensation in the form of incentive compensation that is dependent upon Company performance. The following table summarizes, for the fiscal years indicated, the amount of compensation realized, as compared to the amount of compensation reported, for the Company’s named executive officers.

Name	Year	Total Reported Compensation ($)(1)	Total Realized Compensation ($)(2)	Total Realized Compensation vs. Total Reported Compensation ($)	Total Realized Compensation as a Percentage of Total Reported Compensation
Gregory J. Scott	2016	2,048,902	1,125,600	(923,302)	54.9%
	2015	2,317,323	1,275,685	(1,041,638)	55.0%
	2014	2,542,152	878,093	(1,664,059)	34.5%
John M Worthington	2016	1,099,402	800,000	(299,402)	72.8%
	2015	1,341,178	1,046,250	(294,928)	78.0%
	2014	2,207,500	187,500	(2,020,000)	8.5%
Sheamus Toal	2016	707,908	705,632	(2,276)	99.7%
	2015	713,380	606,940	(106,440)	85.1%
	2014	939,348	601,244	(338,104)	64.0%
Faeth Bradley	2016	545,745	420,317	(125,428)	77.0%
	2015	545,724	464,787	(80,937)	85.2%
	2014	630,846	447,520	(183,326)	70.9%
Michelle Pearlman	2016	666,500	150,000	(516,500)	22.5%

(1)                                 “Total Reported Compensation” is the amount set forth in the “Total” column of the Summary Compensation Table included herein.

(2)                                 “Total Realized Compensation” is the amount actually earned during the indicated fiscal year, consisting of annual base salary, cash bonus, market value of restricted stock and units vested, net value realized from SARs and options exercised, and the employer match under the Company’s defined contribution savings and retirement plan.

Annual Base Salary.  The Committee determines base salaries for executives and periodically reviews the base salaries of its executive officers and approves adjustments, as appropriate, based on the factors discussed above. For the amount of base salary earned by each named executive officer during fiscal year 2016, refer to the Summary Compensation Table in this Proxy Statement.

Incentive Compensation Plan.  The Company’s IC Plan provides its senior management with bonuses linked to the seasonal and annual financial results of the business. Compensation earned under the IC Plan will generally be paid in cash; however, the Committee may in its discretion grant equity based awards under the Company’s Amended and Restated 2006 Long-Term Incentive Plan, and on such terms as are determined by the Committee. Target spring, fall and full-year bonus levels are established for each executive participating in the program (as a percentage of base salary) with a target bonus attained if the Company achieves the target operating income goals approved by the Committee for the spring, fall and full year bonus periods. The target bonuses are set based on each executive’s scope of responsibility and impact on the performance of the Company. Each fiscal year the Committee approves minimum, target and maximum operating income goals that provide executives with the incentive to drive increases in net sales and gross margin, to control expenses and to increase stockholder value. If operating income falls below the minimum threshold, no incentive compensation is paid. If the operating income achieved is between the minimum threshold and the target goal, executives can earn between 20% and 100% of their target bonus. If the operating income achieved is between the target and the maximum goals, executives can earn between 100% and 200% of their target bonus.

When considering what the minimum, target and maximum operating income goals should be for fiscal year 2016, the Committee considered the Company’s fiscal year 2015 actual operating results, the uncertainty of the macroeconomic environment and its effect on consumers’ spending on the Company’s merchandise, the continued decline in mall traffic, and the Company’s strategies for improving operating results in the future and the planned timing of the execution of such strategies.

For fiscal year 2016, the Committee approved the following minimum, target and maximum operating income goals, as well as the actual payout percentage earned based on actual operating results:

(Amounts in thousands)	Minimum	Target	Maximum	Bonus Period Allocation	Actual Payout % Earned
Spring 2016	$3,000	$9,000	$12,500	25%	—%
Fall 2016	$500	$3,600	$6,000	25%	—%
Full Year 2016	$3,500	$12,600	$18,500	50%	—%

The Company did not achieve the minimum operating income targets and therefore no bonuses were earned under the IC Plan during fiscal year 2016.

The Company offers its senior management the ability to participate in the Company’s Management Stock Purchase Plan (“MSPP”), which works in tandem with the IC Plan. The purpose of the MSPP is to encourage the Company’s senior management to have more ownership of the Company’s stock, aligning senior management’s interests with shareholders’ interests, while increasing retention of key employees. The MSPP provides senior management with the opportunity to defer up to 25% of their bonus earned under the IC Plan each fiscal year in exchange for a grant of vested deferred stock units under the Company’s Amended and Restated 2006 Long-Term Incentive Plan (the “2006 Plan”). The minimum deferral period is for three years. Deferral elections must be made by December 31st of the year prior to the fiscal year that the deferral election applies to and are irrevocable. The Company will match, dollar-for-dollar, the amount of incentive compensation deferred with an additional grant of unvested deferred stock units. The matching unvested deferred stock units granted by the Company cliff vest on the third anniversary of the grant date, subject to continued employment with the Company.

Amended and Restated 2006 Long-Term Incentive Plan.  The Company’s board of directors and stockholders originally approved the 2006 Plan on May 3, 2006, and June 21, 2006, respectively. The 2006 Plan has been amended and approved by stockholders from time to time to, among other things, increase the number of shares available for issuance. The aggregate number of shares of the Company’s common stock that may be issued under the 2006 Plan is 12,668,496 shares, and the maximum number of shares which may be used for awards other than stock options or SARs is 7,750,000 shares. These shares may be in whole or in part authorized and unissued or held by the Company as treasury shares.

Amended and Restated 2002 Stock Option Plan.  The Company originally adopted the 2002 Stock Option Plan on November 27, 2002, and approved the Amended and Restated 2002 Stock Option Plan (the “2002 Plan”) to become effective on October 13, 2004. As of November 27, 2012, the 2002 Plan expired and no new awards may be issued from the 2002 Plan.

The principal purpose of the 2006 Plan is to promote the long-term growth and profitability of the Company and its subsidiaries by (a) providing executive officers, as well as other key employees, non-employee directors of the Company, and consultants to the Company with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (b) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Certain awards may be conditioned on the Company achieving certain performance goals that are based on one or more performance measures including, among others: revenue growth, earnings per share, EBITDA, operating income, net income, return on equity, return on invested capital and return on net assets. The Committee will determine the performance conditions at the time of the grant.

The grant date for all share-based awards the Company issues is a date on or after the date the Committee approves the terms of the award and, in the case of a new hire, on or after the new hire start date. The exercise price, if applicable, for all share-based awards is equal to the Company’s closing stock price listed on the NYSE on their respective grant dates.

During fiscal year 2016, the Committee approved share-based awards to be granted to its senior management team in an effort to promote the long-term growth and profitability of the Company, as well as hire, retain and motivate the Company’s senior management. All awards granted to the named executive officers during fiscal year 2016 are as follows:

	Stock Appreciation Rights(1)	Restricted Stock(1)	Performance- Based Restricted Stock(2)
Gregory J. Scott	—	—	300,000
John M Worthington	200,000	50,000	—
Sheamus Toal	115,000	20,000	—
Faeth Bradley	115,000	20,000	—
Michelle Pearlman	200,000	150,000	—

(1)                                 In connection with the Company’s annual performance review process, Mr. Worthington, Mr. Toal, and Ms. Bradley were granted equity awards. Their restricted stock awards cliff vest on August 22, 2019, and the SARs become exercisable as follows: 25% on August 22, 2017, 25% on August 22, 2018, and 50% on August 22, 2019, subject to the executive’s continued employment with the Company.

                                                Ms. Pearlman was granted equity awards in connection with her appointment to the position of EVP, eCommerce and Chief Marketing Officer, effective November 7, 2016. Ms. Pearlman’s restricted stock award cliff vests on November 7, 2019, and the SARs become exercisable ratably over four years, subject to her continued employment with the Company.

(2)                                 Mr. Scott was granted a performance-based restricted stock award that was set to vest subject to the Company achieving minimum, target and maximum operating income levels for fiscal year 2016, and Mr. Scott’s continued employment with the Company. All 300,000 performance-based shares were cancelled as a result of the Company achieving below the minimum operating income goal for fiscal year 2016. If the Company had achieved between the minimum and target operating income goals for fiscal year 2016, Mr. Scott would have earned between 54,520 and 272,720 shares of restricted stock. If the Company had achieved between the target and maximum operating income goals for fiscal year 2016, Mr. Scott would have earned between 272,720 and 300,000 shares of restricted stock. Any earned shares would have vested ratably through March 2019.

The Company has adopted a policy which prohibits directors, executive officers and certain other key financial employees from engaging in transactions designed to hedge against the economic risks associated with an investment in the

Company’s common stock. These individuals may not engage in the purchase or sale of put and call options, short sales and other hedging transactions designed to minimize the risk of owning the Company’s common stock.

Other Cash Incentive Compensation.  From time to time, the Chief Executive Officer, in partnership with the Executive Vice President of Human Resources, may propose to the Committee cash incentive compensation for an executive officer, which may be subject to time and/or performance requirements, to recruit, retain, reward or provide additional performance incentives to executives, among other reasons.

All Other Compensation.  Each executive officer is eligible to participate in the Company’s benefit plans, such as medical, dental, disability, group life, vision and business travel life insurance. Executive officers participate in the benefit plans on the same basis as most other Company associates, but also receive enhanced disability and life insurance benefits and reimbursement for eligible medical expenses not covered by the Company’s benefit plan.

The Company contributes to a defined contribution savings and retirement plan (the “SARP”) qualifying under section 401(k) of the Internal Revenue Code. Participation in the SARP is available to all non-union associates who have completed 1,000 or more hours of service with the Company during certain 12-month periods and have attained the age of 21. Participants can contribute up to 100% of their pay to the SARP, subject to Internal Revenue Service limits. The Company matches 100% of the employee’s contribution up to a maximum of 4% of the employee’s eligible pay. The Company match is immediately vested.

Employment Agreements—Termination, Change in Control and Non-Compete/Non-Solicitation Arrangements

The Company has entered into letter agreements of employment with Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley, and Ms. Pearlman. Under the terms of these agreements, Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley, and Ms. Pearlman are currently entitled to annual base salaries of $900,000, $750,000, $500,000, $390,000, and $650,000, respectively, which the Committee, at any time, may increase or decrease based on the executives’ and the Company’s performance, among other pertinent factors. Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley, and Ms. Pearlman are also entitled to participate in the Company’s employee benefit plans, equity incentive compensation plans and IC Plan, which provides for performance-based bonuses (currently 120%, 75%, 65%, 55% and 65% of base salary, respectively). In connection with Ms. Pearlman’s appointment to the position of EVP, eCommerce and Chief Marketing Officer her target bonus under the IC Plan for the spring 2017 and fall 2017 bonus periods are guaranteed, subject to her continued employment throughout the bonus periods.

Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley, and Ms. Pearlman are each entitled to receive termination payments and other benefits from the Company following termination of employment by the Company without cause or by reason of disability or death. In addition, Mr. Scott is entitled to receive termination payments from the Company following his voluntary resignation from the Company, subject to his continued observance of the covenants, including non-compete and non-solicitation clauses, contained in his letter agreement of employment. In accordance with certain of the executives’ share-based payment agreements, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company’s board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not the executive is terminated, the Committee, at its sole discretion, may decide if some or all of the executives’ unvested share-based awards will immediately vest. If necessary to prevent such executive officers from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under their letter agreements of employment will not be paid until six months after employment termination. Refer to the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement for further discussion of the termination payments. Mr. Scott, Mr. Worthington, Mr. Toal, and Ms. Bradley have agreed to be bound by a 12-month non-compete provision upon voluntary resignation or termination for cause. Ms. Pearlman has agreed to be bound by a 6-month non-compete provision upon voluntary resignation or termination for cause within 24 months of her start date (November 7, 2016) as EVP, eCommerce and Chief Marketing Officer with the Company, and a 12-month non-compete provision thereafter. Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley, and Ms. Pearlman have agreed to be bound by a 12-month non-solicitation provision.

Accounting and Tax Treatment

Accounting Treatment

The Company accounts for share-based payment awards in accordance with ASC 718, which requires that all forms of share-based payments be treated as compensation expense and recognized in the Company’s consolidated statement of operations over the vesting period.

Cash compensation or non-equity compensation, including base salary and incentive compensation, is recorded as an expense with an offsetting liability in the Company’s consolidated financial statements as it is earned.

The Company accounts for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.”

Tax Treatment

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals, not including qualifying incentive-based compensation. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Certain Other Tax Issues.  In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the Company’s equity compensation plans may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option or certain other awards is accelerated because of a change in control, such option or award (or a portion thereof), either alone or together with certain other payments, may constitute non-deductible excess parachute payments under Section 280G of the Internal Revenue Code, which may be subject to a 20% excise tax on participants. Officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

Summary Compensation Table

The following table summarizes, for the fiscal years indicated, the principal components of compensation for the Company’s named executive officers. The compensation set forth below fully reflects compensation for work performed on the Company’s behalf.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Gregory J. Scott	2016	900,000	—	1,116,000	(1)	—	—	—	32,902	2,048,902
Chief Executive Officer	2015	900,000	25,000	1,104,000	(1)	206,000	69,300	—	13,023	2,317,323
	2014	867,308	—	1,492,100	(1)	150,000	—	—	32,744	2,542,152
John M Worthington	2016	750,000	50,000	107,500		184,000	—	—	7,902	1,099,402
President and Chief Operating Officer	2015	750,000	15,000	65,000		154,500	281,250	—	75,428	1,341,178
	2014	187,500	—	790,000		1,207,500	—	—	22,500	2,207,500
Sheamus Toal	2016	495,000	25,000	43,000		105,800	—	—	39,108	707,908
EVP, Chief Financial Officer	2015	490,000	7,500	61,338		118,057	20,580	—	15,905	713,380
	2014	482,500	—	265,758		171,927	—	—	19,163	939,348
Faeth Bradley	2016	382,500	—	43,000		105,800	—	—	14,445	545,745
EVP, Human Resources	2015	375,000	5,000	1,312		140,318	13,125	—	10,969	545,724
	2014	362,500	—	84,271		171,927	—	—	12,148	630,846
Michelle Pearlman	2016	150,000	—	316,500		200,000	—	—	—	666,500
EVP, eCommerce and Chief Marketing Officer

(1)                                     Mr. Scott’s stock awards in fiscal years 2016, 2015 and 2014 include performance-based awards valued at $1.1 million in each fiscal year, all of which have since been cancelled due to the Company not achieving the target operating income levels required in order for the awards to vest at the end of their respective performance periods.

(2)                                     Reflects base salary earned for fiscal year 2016, fiscal year 2015, and fiscal year 2014. Ms. Pearlman was appointed to the position of EVP, eCommerce and Chief Marketing Officer effective November 7, 2016 and therefore her base salary reflects the period from November 7, 2016 to January 28, 2017.

(3)                                     The amounts in these columns reflect the aggregate grant date fair value of share-based awards issued during fiscal year 2016, fiscal year 2015 and fiscal year 2014, presented in accordance with ASC 718, excluding any estimate for forfeitures. These amounts reflect the grant date fair value and do not represent the actual value that may be realized by the named executive officers. For the relevant assumptions used to determine the valuation of share-based awards for fiscal year 2016, fiscal year 2015 and fiscal year 2014, refer to Note 8, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2016, as filed with the SEC on April 12, 2017.

(4)                                     Represents amounts earned under the Company’s IC Plan. Refer to the “Compensation Discussion and Analysis” section in this Proxy Statement for further information about the Company’s IC Plan.

Includes the amounts in the table below that the executives deferred under the Company’s MSPP. In fiscal year 2014 and fiscal year 2016, no bonuses were earned under the IC Plan and therefore no deferrals were made.

Name	Year	Deferred under MSPP ($)
Mr. Toal	2016	—
	2015	5,145
	2014	—
Ms. Bradley	2016	—
	2015	1,312
	2014	—

(5)                                     The amounts shown in the “All Other Compensation” column are detailed in the following table:

Name	Year	Employer Match to the 401(k) under the Company’s SARP ($)	Reimbursement for Relocation Expenses and Living Allowance ($)	Reimbursement for Medical Expenses ($)	Total ($)
Mr. Scott	2016	10,600	—	22,302	32,902
	2015	10,385	—	2,638	13,023
	2014	10,785	—	21,959	32,744
Mr. Worthington	2016	—	—	7,902	7,902
	2015	—	67,500	7,928	75,428
	2014	—	22,500	—	22,500
Mr. Toal	2016	10,631	—	28,477	39,108
	2015	10,600	—	5,305	15,905
	2014	10,458	—	8,705	19,163
Ms. Bradley	2016	10,646	—	3,799	14,445
	2015	10,600	—	369	10,969
	2014	10,496	—	1,652	12,148

Grants of Plan-Based Awards in Fiscal Year 2016

The following table provides information relating to all plan-based awards granted to the named executive officers during fiscal year 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (3)	Options (#)(4)	Awards ($/Sh)	Awards ($)(5)
Gregory J. Scott	04/29/16	—	—	—	—	300,000	300,000	—	—	—	1,116,000
	—	—	1,080,000	2,160,000	—	—	—	—	—	—	—
John M Worthington	08/22/16	—	—	—	—	—	—	—	200,000	2.15	184,000
	08/22/16	—	—	—	—	—	—	50,000	—	—	107,500
	—	—	562,500	1,125,000	—	—	—	—	—	—	—
Sheamus Toal	08/22/16	—	—	—	—	—	—	—	115,000	2.15	105,800
	08/22/16	—	—	—	—	—	—	20,000	—	—	43,000
	—	—	325,000	650,000	—	—	—	—	—	—	—
Faeth Bradley	08/22/16	—	—	—	—	—	—	—	115,000	2.15	105,800
	08/22/16	—	—	—	—	—	—	20,000	—	—	43,000
	—	—	214,500	429,000	—	—	—	—	—	—	—
Michelle Pearlman	11/07/16	—	—	—	—	—	—	—	200,000	2.11	200,000
	11/07/16	—	—	—	—	—	—	150,000	—	—	316,500
	—	—	422,500	845,000	—	—	—	—	—	—	—

(1)                                     At January 28, 2017, the last day of fiscal year 2016, these amounts represent the estimated range of cash bonuses that the executive could have potentially earned for fiscal year 2016 performance under the Company’s IC Plan as described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)                                     In connection with the Company’s annual performance review process, Mr. Scott was granted a performance-based restricted stock award that was set to vest subject to the Company achieving minimum, target and maximum operating income levels for fiscal year 2016, and Mr. Scott’s continued employment with the Company. All 300,000 performance-based shares were cancelled as a result of the Company achieving below the minimum operating income goal for fiscal year 2016. If the Company had achieved between the minimum and target operating income goals for fiscal year 2016, Mr. Scott would have earned between 54,520 and 272,720 shares of restricted stock. If the Company had achieved between the target and maximum operating income goals for fiscal year 2016, Mr. Scott would have earned between 272,720 and 300,000 shares of restricted stock. Any earned shares would have vested ratably through March 2019.

Mr. Scott was not granted any other equity awards in fiscal year 2016.

(3)                                     In connection with the Company’s annual performance review process, Mr. Worthington, Mr. Toal, and Ms. Bradley were awarded restricted stock that cliff vests on August 22, 2019.

In connection with Ms. Pearlman’s appointment to the position of EVP, eCommerce and Chief Marketing Officer effective November 7, 2016, the Company granted Ms. Pearlman restricted stock that cliff vests on November 7, 2019.

(4)                                     In connection with the Company’s annual performance review process, Mr. Worthington, Mr. Toal, and Ms. Bradley were awarded SARs that vest as follows: 25% on August 22, 2017; 25% on August 22, 2018; and 50% on August 22, 2019.

In connection with Ms. Pearlman’s appointment to the position of EVP, eCommerce and Chief Marketing Officer effective November 7, 2016, the Company granted Ms. Pearlman SARs that vest ratably through November 7, 2020.

Each SAR referred to above represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(5)                                     Represents the aggregate grant date fair value of share-based awards calculated in accordance with ASC 718, excluding any estimate for forfeitures. For the relevant assumptions used to determine the valuation of share-based awards during fiscal year 2016, refer to Note 8, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2016, as filed with the SEC on April 12, 2017.

(6)                                     All share-based awards granted to the named executive officers during fiscal year 2016 are under the Company’s 2006 Plan.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information relating to outstanding equity awards held by the named executive officers at fiscal year end, January 28, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory J. Scott	700,000	—	—	3.80	06/01/20	—		—	—	—
	200,000	—	—	6.17	02/15/21	—		—	—	—
	200,000	—	—	3.65	04/16/22	—		—	—	—
	200,000	—	—	5.32	08/26/23	—		—	—	—
	50,000	50,000	—	3.47	08/25/24	—		—	—	—
	50,000	150,000	—	2.60	08/25/25	—		—	—	—
	—	—	—	—	—	100,000		214,000	—	—
John M Worthington	375,000	375,000	—	3.16	11/03/24	—		—	—	—
	37,500	112,500	—	2.60	08/25/25	—		—	—	—
	—	200,000	—	2.15	08/22/26	—		—	—	—
	—	—	—	—	—	250,000		535,000	—	—
	—	—	—	—	—	25,000		53,500	—	—
	—	—	—	—	—	50,000		107,000	—	—
Sheamus Toal	50,000	—	—	4.74	03/19/18	—		—	—	—
	25,000	—	—	1.46	11/19/18	—		—	—	—
	50,000	—	—	4.79	04/01/20	—		—	—	—
	50,000	—	—	6.89	04/15/21	—		—	—	—
	65,000	—	—	3.65	04/16/22	—		—	—	—
	67,050	—	—	5.32	08/26/23	—		—	—	—
	57,309	57,309	—	3.47	08/25/24	—		—	—	—
	28,654	85,964	—	2.60	08/25/25	—		—	—	—
	—	115,000	—	2.15	08/22/26	—		—	—	—
	—	—	—	—	—	8,864	(3)	18,969	—	—
	—	—	—	—	—	21,613		46,252	—	—
	—	—	—	—	—	2,404	(3)	5,145	—	—
	—	—	—	—	—	21,613		46,252	—	—
	—	—	—	—	—	20,000		42,800	—	—
Faeth Bradley	100,000	—	—	2.77	12/27/21	—		—	—	—
	67,050	—	—	5.32	08/26/23	—		—	—	—
	57,309	57,309	—	3.47	08/25/24	—		—	—	—
	34,057	102,174	—	2.60	08/25/25	—		—	—	—
	—	115,000	—	2.15	08/22/26	—		—	—	—
	—	—	—	—	—	2,177	(3)	4,659	—	—
	—	—	—	—	—	21,613		46,252	—	—
	—	—	—	—	—	613	(3)	1,312	—	—
	—	—	—	—	—	20,000		42,800	—	—
Michelle Pearlman	—	200,000	—	2.11	11/07/26	—		—	—	—
	—	—	—	—	—	150,000		321,000	—	—

(1)                                  Mr. Scott’s 50,000 SARs with an exercise price of $3.47 become exercisable on August 25, 2017. Mr. Scott’s 150,000 SARs with an exercise price of $2.60 become exercisable as follows: 50,000 on August 25, 2017 and 100,000 on August 25, 2018.

Mr. Worthington’s 375,000 SARs with an exercise price of $3.16 become exercisable in two equal installments on each of November 3, 2017 and 2018. Mr. Worthington’s 112,500 SARs with an exercise price of $2.60 become exercisable as follows: 37,500 on August 25, 2017 and 75,000 on August 25, 2018. Mr. Worthington’s 200,000 SARs with an exercise price of $2.15 become exercisable as follows: 50,000 on August 22, 2017, 50,000 on August 22, 2018, and 100,000 on August 22, 2019.

Mr. Toal’s and Ms. Bradley’s 57,309 SARs with an exercise price of $3.47 become exercisable on August 25, 2017.

Mr. Toal’s 85,964 SARs with an exercise price of $2.60 become exercisable as follows: 28,654 on August 25, 2017 and 57,310 on August 25, 2018.

Mr. Toal’s and Ms. Bradley’s 115,000 SARs with an exercise price of $2.15 become exercisable as follows: 28,750 on August 22, 2017, 28,750 on August 22, 2018, and 57,500 on August 22, 2019.

Ms. Bradley’s 102,174 SARs with an exercise price of $2.60 become exercisable as follows: 34,057 on August 25, 2017 and 68,117 on August 25, 2018.

Ms. Pearlman’s 200,000 SARs with an exercise price of $2.11 become exercisable as follows: 50,000 on November 7, 2017, 50,000 on November 7, 2018, 50,000 on November 7, 2019, and 50,000 on November 7, 2020.

Each SAR referred to above represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(2)                                  Mr. Scott’s 100,000 shares of restricted stock vest on August 25, 2017.

Mr. Worthington’s 250,000 shares of restricted stock vest on November 3, 2017. Mr. Worthington’s 25,000 shares of restricted stock vest on August 25, 2018. Mr. Worthington’s 50,000 shares of restricted stock vest on August 22, 2019.

Mr. Toal’s 21,613 shares of restricted stock vest on August 25, 2017. Mr. Toal’s 21,613 shares of restricted stock vest on August 25, 2018. Mr. Toal’s 20,000 shares of restricted stock vest on August 22, 2019.

Ms. Bradley’s 21,613 shares of restricted stock vest on August 25, 2017. Ms. Bradley’s 20,000 shares of restricted stock vest on August 22, 2019.

Ms. Pearlman’s 150,000 shares of restricted stock vest on November 7, 2019.

Market value is based on the closing price of the Company’s common stock on January 28, 2017, the last day of fiscal year 2016, which was $2.14, multiplied by the number of shares.

(3)                                  Represents the Company’s match of unvested deferred stock units under the MSPP for various bonus periods under the IC Plan. The deferred units matched by the Company under the MSPP vest on the third anniversary of the grant date. For further information regarding the Company’s MSPP, please refer to the “Compensation Discussion and Analysis” section in this Proxy Statement.

Option Exercises and Stock Vested in Fiscal Year 2016

The following table shows the number of shares of the Company’s common stock acquired and the value realized by each named executive officer upon the exercise of stock options and vesting of restricted stock and units during fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gregory J. Scott	—	—	100,000	215,000
John M Worthington	—	—	—	—
Sheamus Toal	—	—	73,335	175,001
Faeth Bradley	—	—	12,619	27,171
Michelle Pearlman	—	—	—	—

(1)                                 Represents the number of vested shares of restricted stock and deferred units multiplied by the fair market value of the Company’s common stock at the vesting date.

Nonqualified Deferred Compensation for Fiscal Year 2016

The following table provides information relating to the deferred compensation activity and balances, if any, for each named executive officer.

Name	Executive Contributions in Fiscal Year 2016 ($)(1)(4)	Company Contributions in Fiscal Year 2016 ($)(2)(4)	Aggregate Earnings in Fiscal Year 2016 ($)	Aggregate Withdrawals/ Distributions in Fiscal Year 2016 ($)	Aggregate Balance At End of Fiscal Year 2016 ($)(3)
Gregory J. Scott	—	—	—	—	—
John M Worthington	—	—	—	—	—
Sheamus Toal	—	—	21,386	(63,386)	48,242
Faeth Bradley	—	—	(294)	(1,805)	11,950
Michelle Pearlman	—	—	—	—	—

(1)                                 The contribution amount, if any, reflects a deferral under the MSPP of a portion of the annual bonus earned by the applicable named executive officer under the IC Plan in fiscal year 2016 and is reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table in fiscal year 2016. Represents the grant date fair value of the vested deferred stock units.

(2)                                 The contribution amount, if any, consists of an unvested contribution by the Company under the MSPP and is reflected in the “Stock Awards” column of the Summary Compensation Table in fiscal year 2016. Represents the grant date fair value of the unvested deferred stock units granted in fiscal year 2016 by the Company.

(3)                                 The aggregate balance for each of the named executive officers has been reported as compensation in the Summary Compensation Table in previous years.

(4)                                 The executives did not earn bonuses under the IC Plan in fiscal year 2016 and therefore no contributions were made.

The Company offers its senior management the ability to participate in the Company’s MSPP, which works in tandem with the IC Plan. The purpose of the MSPP is to encourage the Company’s senior management to have more ownership of the Company’s stock, aligning senior management’s interests with shareholders’ interests, while increasing retention of key employees. The MSPP provides senior management with the opportunity to defer up to 25% of their bonus earned under the IC Plan each fiscal year in exchange for a grant of vested deferred stock units under the Company’s 2006 Plan. The minimum deferral period is for three years. Deferral elections must be made by December 31st of the year prior to the fiscal year that the deferral election applies to and are irrevocable. The Company will match, dollar-for-dollar, the amount of incentive compensation deferred with an additional grant of unvested deferred stock units. The matching unvested deferred stock units granted by the Company cliff vest on the third anniversary of the grant date, subject to continued employment with the Company.

Potential Payments Upon Termination or Change in Control

This section explains the payments and benefits to which the named executive officers are entitled in various termination of employment and change in control scenarios. These are hypothetical situations that require the Company to make assumptions concerning the termination scenarios that affect the termination payments; as such, the termination payments and other benefits presented in the following tables are estimates as of a point in time. For purposes of this section, the Company has assumed that termination of employment or change in control occurred on January 28, 2017, the last day of fiscal year 2016.

The following termination-related terms are defined in the letter agreements of employment between the Company and the named executive officers and are generally described below:

“Cause” generally means: (i) wrongful misappropriation of the Company’s assets; (ii) certain conditions that render the executive incapable of performing the essential functions of their position; (iii) conviction of, or pleading “guilty” or “no contest” to, a felony; (iv) intentionally causing the Company to violate a material local, state or federal law; (v) willful refusal to comply with a significant, lawful and proper policy, directive or decision of the executive’s supervisor or the board of directors of the Company; (vi) the executive’s breach of the employment agreement or letter agreement of employment, in any material respect; and (vii) gross negligence or willful misconduct in connection with the executive’s duties and responsibilities to the Company.

“Change in Control” generally means: (i) the acquisition by a “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, that results in such person becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of (a) 30% or more of the Company’s voting securities and (b) a greater percentage of the Company’s voting securities than Irving Place Capital and certain other voting security holders; (ii) a change in the majority of the board of directors; (iii) the occurrence of certain reorganizations, mergers or consolidations of the Company; or (iv) a sale of all or substantially all of the assets of the Company.

“Disability” generally means: the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the executive to perform his or her customary or other comparable duties with the Company for a period of at least six months in any 12-month calendar period as determined in accordance with the Company’s Long-Term Disability Plan.

No termination payments are due to the named executive officers under their respective letter agreements of employment upon a change in control, following termination of employment by the Company with cause, following termination by the executive for good reason, and, with the exception of Mr. Scott, following termination by the executive.

Following termination of employment by the Company without cause, and subject to the execution and delivery to the Company of a general release covering employment-related claims and their continued observance of the covenants contained in their letter agreements of employment, each of Mr. Scott, Mr. Worthington, Mr. Toal, and Ms. Bradley is entitled to be paid their base salary for 12 months. If Mr. Scott voluntarily resigns, he is entitled to be paid his base salary for 12 months subject to his continued observance of the covenants, including non-compete and non-solicitation clauses, contained in his letter agreement of employment. If Ms. Pearlman’s employment is terminated without cause, and subject to the execution and delivery to the Company of a general release covering employment-related claims and her continued observance of the covenants contained in her letter agreement of employment, prior to the two-year anniversary of her start date (November 7, 2016) with the Company, she is entitled to be paid her base salary for 6 months and for 12 months thereafter. The base salary paid to Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley, and Ms. Pearlman would be offset by any salary earned at the executive’s new employer, if employment is obtained within the applicable severance period.

If the executive’s employment is terminated by reason of disability, the executive will be entitled to be paid the following after termination: (i) 100% of base salary in year one, (ii) 80% of base salary in year two, (iii) 60% of base salary in year three, and (iv) 60% of base salary, subject to IRS limits, in year four and thereafter up to at least the age of 65, depending on the age at which the disability occurred.

If Mr. Scott, Mr. Worthington, Mr. Toal, Ms. Bradley or Ms. Pearlman’s employment is terminated by reason of death, the executive’s beneficiaries will be paid up to $3.0 million, depending on the executive’s base salary and cause of death in accordance with the Company’s life insurance policies.

Potential Payments to Gregory J. Scott upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive’s Disability	Termination Upon the Executive’s Death
Cash Severance (base salary)	$—	$900,000	$—	$900,000	$—	$—	$—
Other(1)	—	—	—	—	—	2,322,000	3,000,000
Total	$—	$900,000	$—	$900,000	$—	$2,322,000	$3,000,000

Potential Payments to John M Worthington upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive’s Disability	Termination Upon the Executive’s Death
Cash Severance (base salary)	$—	$—	$—	$750,000	$—	$—	$—
Other(1)	—	—	—	—	—	1,962,000	3,000,000
Total	$—	$—	$—	$750,000	$—	$1,962,000	$3,000,000

Potential Payments to Sheamus Toal upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive’s Disability	Termination Upon the Executive’s Death
Cash Severance (base salary)	$—	$—	$—	$500,000	$—	$—	$—
Other(1)	—	—	—	—	—	1,362,000	3,000,000
Total	$—	$—	$—	$500,000	$—	$1,362,000	$3,000,000

Potential Payments to Faeth Bradley upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive’s Disability	Termination Upon the Executive’s Death
Cash Severance (base salary)	$—	$—	$—	$390,000	$—	$—	$—
Other(1)	—	—	—	—	—	1,098,000	2,950,000
Total	$—	$—	$—	$390,000	$—	$1,098,000	$2,950,000

Potential Payments to Michelle Pearlman upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive’s Disability	Termination Upon the Executive’s Death
Cash Severance (base salary)	$—	$—	$—	$325,000	$—	$—	$—
Other(1)	—	—	—	—	—	1,722,000	3,000,000
Total	$—	$—	$—	$325,000	$—	$1,722,000	$3,000,000

(1)                                 Represents amounts payable to the executive or the executive’s beneficiary, in the case of death, under the Company’s disability plan and life insurance policies. Termination payments for termination by reason of disability represent four years of payments under the Company’s Long-Term Disability Plan in the tables above. However, the Company’s Long-Term Disability Plan provides termination payments equal to 60 percent of the executive’s base salary, subject to IRS limits, in year four after termination and thereafter up to at least the age of 65, depending on the age at which the disability occurred.

Equity Compensation Plan Information

The following table sets forth information as of January 28, 2017, about shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, SARs, warrants and rights(1)	Weighted- average exercise price of outstanding options, SARs, warrants and rights(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column(a)(3)
Equity compensation plans approved by security holders	7,428,048	$3.42	1,548,870
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	7,428,048	$3.42	1,548,870

(1)                                 Includes 307,018 stock options and 7,121,030 SARs. Each SAR represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(2)                                 Represents the weighted-average exercise price for outstanding stock options and SARs.

(3)                                 Represents 1,548,870 shares available for issuance under the 2006 Plan as of January 28, 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedures

The board of directors of the Company has adopted a written Related Party Transactions Policy (the “Policy”) to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, and (ii) a related party has or will have a direct or indirect material interest.

A related party is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, nominee for director or executive officer of the Company, (b) any person who is known to be the beneficial owner of more than 5% of the Company’s common stock, (c) any immediate family member of any of the foregoing persons, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Directors and executive officers are required to notify the Company’s VP, General Counsel prior to entering into (or any of their immediate family members entering into) a transaction with any entity that could be considered a related party, and on at least an annual basis, each director, nominee for director and executive officer is obligated to complete a questionnaire that requires disclosure of any transaction in which the Company was or is to be a participant in which the director, nominee for director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest, in each case subject to certain pre-approved transactions. Under the Policy, these questionnaires are reviewed by the Company’s VP, General Counsel to determine whether a transaction meets the definition of a related party transaction that will require review by the audit committee. If so, the VP, General Counsel will report the transaction to the audit committee.

In reviewing a proposed related party transaction, the audit committee will review all relevant information available to them about the proposed transaction, and take into account, among any other factors they deem appropriate, (i) whether the transaction was undertaken in the ordinary course of business of the Company, (ii) whether the related party transaction was initiated by the Company, a subsidiary or the related party, (iii) whether the transaction with the related party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, (iv) the purpose of, and the potential benefits to the Company of, the related party transaction, (v) the approximate dollar value of the amount involved in the related party transaction, particularly as it relates to the related party, (vi) the related party’s interest in the related party transaction and (vii) any other information regarding the related party transaction or the related party that would be material to investors in light of the circumstances of the particular transaction.

If a related party transaction involves a related party who is a director or an immediate family member of a director, such director may not participate in any discussion or vote regarding approval or ratification of approval of such transaction. However, such director shall provide all material information concerning the related party transaction to the audit committee. Such director may be counted in determining the presence of a quorum at a meeting of the audit committee or board of directors that considers such transaction. The audit committee will approve the related party transaction only if they determine in good faith that, under all of the circumstances, the transaction is in the best interests of the Company and its shareholders. The audit committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the related party in connection with the approval of the related party transaction.

Stockholders Agreement

Irving Place Capital and certain of the Company’s senior management and director stockholders are party to a stockholders agreement that governs certain relationships among, and contains certain rights and obligations of, such stockholders.

The stockholders agreement gives the parties certain rights with respect to registration under the Securities Act of shares of the Company’s securities held by them and certain customary indemnification rights. These registration rights include demand registration rights requiring the Company to register their shares under the Securities Act. In addition, in the event the Company proposes to register any shares of common stock under the Securities Act, whether in connection with a primary or secondary offering, the stockholders party to the stockholders agreement may request that the Company affect a registration of their shares under the Securities Act.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

In accordance with Rule 14a-8 of the Exchange Act, any stockholder proposals intended to be included in the Proxy Statement and presented at the 2018 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 3, 2018. The proposal should be addressed to: Chair of the Nomination and Governance Committee, New York & Company, Inc., 330 West 34th Street, 9th Floor, New York, NY 10001.

In addition, the Company has established an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s Proxy Statement, to be brought before an annual meeting of stockholders. A stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 90 days prior to the meeting, regardless of any postponements, deferrals or adjournments of that meeting; provided, however, that in the event that less than 70 days’ notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made.

A stockholder’s notice with respect to a proposed item of business must include: (i) a brief description of the substance of, and the reasons for conducting, such business at the annual meeting; (ii) the name and address of the stockholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by the stockholder, any person controlling, directly or indirectly, or acting in concert with, such stockholder and any person controlling, controlled by or under common control with such stockholder; and (iv) any material interest of the stockholder in such business.

A stockholder’s notice with respect to a director nomination must set forth: (i) name, address and number of shares of the Company which are beneficially owned by the nominating stockholder, any person controlling, directly or indirectly, or acting in concert with, such nominating stockholder and any person controlling, controlled by or under common control with such nominating stockholder; (ii) name, address and number of shares of the Company which are beneficially owned by the candidate; (iii) a detailed biography outlining the candidate’s relevant background, professional and business experience and other significant accomplishments; (iv) an acknowledgement from the candidate that he or she would be willing to serve on the board, if elected; (v) a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the board; and (vi) a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential board member.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. NEW YORK & COMPANY, INC. 330 WEST 34TH STREET 9TH FLOOR NEW YORK, NY 10001 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" (1), (2), (3), (4), AND "3 YEARS" FOR (5): nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees Gregory J. Scott Christy Haubegger 01 06 02 Bodil M. Arlander 07 John D. Howard 03 David H. Edwab 08 Grace Nichols 04 James O. Egan 09 Arthur E. Reiner 05 Lori H. Greeley For 0 0 0 3 years 2 years Against 0 0 0 1 year 0 Abstain 0 0 0 Abstain 0 2. Approval of a Stock Appreciation Right and Option Exchange Program. 3. To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal year 2017. To hold an advisory vote on executive compensation. 4. 0 0 5. To hold an advisory vote on the frequency of future advisory votes on executive compensation. NOTE: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement. Please be sure to sign and date this Proxy in the box below. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000338457_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com REVOCABLE PROXY NEW YORK & COMPANY, INC. 2017 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON THE BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoints, Gregory J. Scott, John M Worthington and Sheamus Toal, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated hereon, all shares of common stock of New York & Company, Inc. (the "Company") which the undersigned would be entitled to vote if present in person at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., EDT, on Tuesday, June 20, 2017 or at any adjournment(s) or postponement(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000338457_2 R1.0.1.15